As filed with the Securities and Exchange Commission on May 24, 2000

                           Registration No. 333-_____

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM SB-2

           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933



                                 Dimgroup.com Inc.
-------------------------------------------------------------------------------
                (Name of small business issuer in its charter)

      Indiana                        7389                       35-2065469
----------------------    ----------------------------   ----------------------
(State or jurisdiction    (Primary Standard Industrial    (I.R.S. Employer
 of incorporation or       Classification Code Number)     Identification No.)
 organization)


555 Burnhamthorpe Rd., Suite 304, Toronto, Ontario, Canada M9C-2Y3
(416) 626-5346
-------------------------------------------------------------------------------
         (Address and telephone number of principal executive offices)


555 Burnhamthorpe Rd., Suite 304, Toronto, Ontario, Canada M9C-2Y3
(416) 626-5346
-------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)


Mr. Marc Cianfarani, President, 555 Burnhamthorpe Rd., Suite 304, Toronto, Ontario, Canada M9C-2Y3 (416) 626-5346
-------------------------------------------------------------------------------
          (Name, address, and telephone number of agent for service)


     Approximate date of proposed sale to the public: As soon as practicable after the effective date of the registration statement and date of the prospectus.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities
Act of 1933, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                     CALCULATION OF REGISTRATION FEE

===============================================================================
Title of Each Class of    Amount        Proposed     Proposed    Amount of
Securities Being          Being         Maximum      Maximum     Registration
Registered                Registered    Offering     Aggregate   Fee
                                        Price Per    Offering
                                        Unit (1)     Price(1)
-------------------------------------------------------------------------------
Shares of Common Stock    1,239,600     $0.10        $123,960    $32.73

-------------------------------------------------------------------------------
TOTAL                                                $123,960    $32.73

===============================================================================

(1) Estimated for purposes of computing the registration fee pursuant to Rule 457.

     The registrant hereby amends the registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that the registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section
8(a), may determine.

                             Cross Reference Sheet
                     Showing the Location In Prospectus of
                  Information Required by Items of Form SB-2


 Part I.    Information Required in Prospectus

Item
No.          Required Item                         Location or Caption
----         -------------                         --------------------

 1.          Front of Registration Statement       Front of Registration
             and Outside Front Cover of            Statement and Outside
             Prospectus                            Front Cover of Prospectus

 2.          Inside Front and Outside Back         Inside Front Cover Page
             Cover Pages of Prospectus             of Prospectus and Outside
                                                   Front Cover Page of
                                                   Prospectus

 3.          Summary Information and Risk          Prospectus Summary;
             Factors                               Risk Factors

 4.          Use of Proceeds                       Not Applicable

 5.          Determination of Offering             Not Applicable
             Price

 6.          Dilution                              Not Applicable

 7.          Selling Security Holders              Selling Security Holders

 8.          Plan of Distribution                  Plan of Distribution

 9.          Legal Proceedings                     Legal Proceedings

10.          Directors, Executive Officers,        Management
             Promoters and Control Persons

11.          Security Ownership of Certain         Principal Stockholders
             Beneficial Owners and Management

12.          Description of Securities             Description of Securities

13.          Interest of Named Experts and         Legal Matters; Experts
             Counsel

14.          Disclosure of Commission Position     Management -
             on Indemnification for Securities     Indemnification of
             Act Liabilities                       Directors and Officer

15.          Organization Within Last              Certain Transactions
             Five Years

16.          Description of Business               Business

17.          Management's Discussion               Management's Discussion
             and Analysis or Plan of               and Analysis of Financial
             Operation                             Condition and Results of
                                                   Operations

18.          Description of Property               Business - Description of
                                                   Property

19.          Certain Relationships and Related     Certain Transactions
             Transactions

20.          Market for Common Equity and          Market for Common Equity
             Related Stockholder Matters           and Related Stockholder
                                                   Matters

21.          Executive Compensation                Management

22.          Financial Statements                  Financial Statements

23.          Changes in and Disagreements          Changes in and Disagreements
             with Accountants on Accounting        with Accountants on
             and Financial Disclosure              Accounting and Financial
                                                   Disclosure

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                  SUBJECT TO COMPLETION, DATED MAY 24, 2000

                              DIMGROUP.COM INC.

                       1,239,600 Shares of Common Stock

     We are registering 1,239,600 shares of our Common Stock, par value
$.001 per share, on behalf of the selling shareholders identified under the heading "Selling Security Holders" in this prospectus. We will not receive any portion of the proceeds from the resale of the shares registered on behalf of the selling shareholders. For information on the methods of sale of the shares we are registering on behalf of the selling shareholders, refer to the discussion under the heading "Plan of Distribution."

     Prior to this offering, no public market has existed for shares of our common stock. We cannot guarantee that a trading market in the shares of our common stock will ever develop. We plan to have our common stock quoted on the OTC Bulletin Board.

     Investing in our Common Stock involves high risks. Investors may lose their entire investment. See "Risk Factors" for risks concerning us and this offering.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


                 The date of the Prospectus is ________, 2000.

                             PROSPECTUS SUMMARY

Our Business

     Dimgroup.com is striving to become a leading web-based provider of comprehensive, timely, original and trustworthy financial information on Nasdaq and OTC Bulletin Board listed companies. Our aim is to help investors make informed decisions. We currently have a community of loyal readers who turn to us at our own Web site at www.Dimgroup.com for their financial and investment information. In the summer of 1999 we had 4,000 weekly e-mail subscribers and received 420,000 monthly pageviews. By spring of 2000 these numbers had grown substantially to 7,000 subscribers and 750,000 monthly pageviews. We plan to grow this community and increase the web-based content in order to maintain a high level of service for our readers.

Our Strategy and the Market

     Our strategy includes the continuing development of original finance content and the smooth integration of original content within an e-commerce environment. We plan to create synergy among the various network sections by cross-promoting them and utilizing the content sales to promote the e-commerce Web sites. Our goal is to develop a network that truly feels like an integrated community for stock market participants. A place where they can easily find and retrieve information or ask others for assistance in a live chat or message board environment or purchase a financial book. Additionally, the plan calls for an aggressive approach to expanding alliances for distribution and co-branding of content within the our network.

     The Internet is rapidly growing into a significant global medium for news, information, communications and commerce, particularly in the United
States.  According to an Inteco Corp. survey completed in January 1999,
55% of the U.S. adult population (108 million) accessed the Internet during the final three months of 1998, up from 40% in the first three months of the year.

     The Internet has rapidly established itself as an effective means for investors to manage their portfolios, research investments and trade securities. At the same time, individuals have been taking greater control of their investments by directly researching information on investments, tracking their portfolios, purchasing no-load mutual funds and playing a more proactive role in their relationships with financial advisors. The web has facilitated these behavioral shifts by providing investors with easy access to information that was once generally available only to investment professionals, such as timely market news, intra-day and historical quotes, charts, SEC filings and analysts' earnings estimates. According to International Data Corporation, the number of online brokerage accounts in the United States is expected to grow from 3.5 million at the end of 1997 to 24 million at the end of 2002, with online brokers expected to manage over $1.5 trillion in assets by the end of 2002.

     Increasingly, this growing group of self-directed investors is seeking timely, comprehensive and trustworthy financial news and information that can help them make informed investing decisions. Many existing financial news sources, however, fail to meet this need. Traditional print publications, constrained by publication cycles of days or even months, are limited in their ability to keep pace with financial markets. Television provides a measure of timeliness but generally lacks depth of analysis. In addition, viewers are subject to television's predetermined schedules. On the Internet, some news and information sources offer little disclosure about their background and any conflicts of interest, potentially rendering their information untrustworthy. Some online news outlets do little more than republish stories that have already appeared in their affiliated print publications and many simply aggregate stories from disparate news and press release wires without supplying the original insight, analysis and point of view that comes from independent reporting. Other financial sites offer stock quotes, charts and other investment tools, but provide limited financial news.

     The democratization of Wall Street represents a significant opportunity for a financial news, commentary and information web site that combines the depth of coverage of traditional media with the immediacy and interactivity of the web. We believe that as the audience for investment news grows we are poised to become a leading source for original, timely, comprehensive and trustworthy financial news, commentary and information.

Our Corporate History

     We were incorporated on October 7, 1996 in the State of Indiana under the corporate name "MAS Acquisition VII Corp." Prior to August 11, 1999, we were a blank check company seeking business combination with unidentified business. On August 11, 1999, we acquired 100% of the outstanding capital stock of Dimgroup, Inc., a corporation which was formed in Nevada on April 23, 1999. In connection with this acquisition, our sole officer and director were replaced by Dimgroup, Inc.'s officers and directors. The stockholders of Dimgroup, Inc. were issued 15,335,640 shares of our common stock, or approximately 90% of our total outstanding common shares after giving effect to the acquisition in exchange for 4,500 of their shares representing 100% of Dimgroup, Inc. Accordingly, a change in control of our company occurred in connection with the Dimgroup, Inc. acquisition, and the acquisition was deemed a "reverse acquisition" for accounting purposes.

     In February 2000 we changed our corporate name to "Dimgroup.com
Inc."

     Our principal executive offices are located at 555 Burnhamthorpe Rd., Suite 304, Toronto, Ontario, Canada M9C-2Y3. Our telephone number is
(416) 626-5346.

                                  THE OFFERING

Common Stock Offered
     by Selling Shareholders ............1,239,600

Use of Proceeds .........................We will not receive any proceeds from the sale of the shares of common stock.

Risk Factors ............................For a discussion of certain factors you should consider before buying shares of
                                         our common stock, see "Risk Factors."

Dividend Policy .........................We do not intend to pay dividends on our common stock. We plan to retain any
                                         earnings for use in the operations of
                                         our business and to fund future growth.

                             SUMMARY FINANCIAL DATA

     The following table summarizes the historical consolidated financial data for our business. Financial data for periods after April 23, 1999, includes the operations of Dimgroup.com Inc., the company we acquired on August 11, 1999. The income statement data and balance sheet data set forth below for the years ended March 31, 1999 and December 31, 1999 are derived from the audited financial statements as of March 31, 1999 and December 31, 1999. We changed our fiscal year end from March 31 to December 31 when we acquired Dimgroup.com Inc. The income statement data and balance sheet data set forth below for the three months ended March 31, 2000 are derived from our unaudited financial statements as March 31, 2000, included at the end of this prospectus.


Balance Sheet Data:

                                 March 31,    December 31, March 31,
                                   1999          1999         2000
                                 -------------------------------------
Total assets                     $     45      $ 24,371     $ 75,852
total liabilities                     -         148,934      235,864
Total stockholders' equity             45      (124,563)    (160,012)


Statement of Operations Data:


                                                             For the
                                   For the Year Ended       Three Months
                                 March 31,    December 31,  Ended March 31,
                                   1999          1999         2000
                                 ------------------------------------------
Revenue                          $   -         $   -        $   -
Operating expenses                    30        126,567      26,824
Other expenses                       -            4,365       5,500
Net income (loss)                    (30)      (130,932)    (32,324)





                          RISK FACTORS

    You should carefully consider the following risks before making an investment decision. The risks described below are not the only ones facing our company. Additional risks may also impair our business operations. If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the notes to those statements.

     This prospectus contains certain "forward-looking statements" based on our current expectations, assumptions, estimates and projections about us and our industry. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, as more fully described in this section and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future. Such factors include those set forth in this section and elsewhere in this prospectus.

                  RISKS RELATED TO OUR BUSINESS

WE HAVE A LIMITED OPERATING HISTORY

     We commenced our operations in April 1999 when Dimgroup, Inc. received the rights to Dimgroup.com website from our three current officers. Accordingly, we have only a limited operating history upon which you can evaluate our business and prospects. An investor in our common stock must consider the risks, expenses and difficulties frequently encountered by early stage companies in new and rapidly evolving markets, including web-based financial news and information companies. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE HAVE A HISTORY OF LOSSES AND WI ANTICIPATE LOSSES WILL CONTINUE

     We are not yet generating revenue from our operations. As of March
31. 2000, we had an accumulated deficit of $163,256. We expect to continue to incur net losses in 2000 and subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.
See "Summary Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".

WE DEPEND ON OUR EDITOR

     Our future success depends substantially upon the continued efforts of our editor to produce original, timely, comprehensive and trustworthy content. If we lose the services of our editor, our business, results of operations and financial condition could be materially adversely affected.

WE FACE INTENSE COMPETITION

     An increasing number of financial news and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies, including:

* online services or web sites focused on business, finance and investing, such as MarketWatch.com, The Wall Street Journal Interactive Edition and The Motley Fool;

* publishers and distributors of traditional media, including print, radio and television, such as The Wall Street Journal, Fortune, Bloomberg Business Radio and CNBC;

* providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge
News Service;

* web "portal" companies, such as Yahoo! and America Online; and

* online brokerage firms, many of which provide financial and investment news and information, such as Charles Schwab and E*TRADE.

     Our ability to compete depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our content and that of our competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for readers, staff and outside contributors which could have a material adverse effect on our business, results of operations and financial condition. Increased competition could result in reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

     We also compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or our web site to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web site. See "Business - Competition".

WE MAY NEED TO ESTABLISH AND MAINTAIN STRATEGIC
RELATIONSHIPS WITH OTHER WEB SITES

     If we enter into such relationships with other web sites, they may not attract significant numbers of readers. Therefore, our site may not receive a significant number of additional subscribers or readers from such relationships.

     Many companies that we may approach for a strategic relationship also provide financial news and information from other sources. As a result, these companies may be reluctant to enter into or maintain strategic relationships with us. Our business, results of operations and financial condition could be materially adversely affected if we do not establish strategic relationships on commercially reasonable terms or if any of our strategic relationships do not result in an increase in the number of subscribers or readers of our web site.

WE DEPEND ON MAINTAINING AND INCREASING OUR USER BASE

     Our future success is highly dependent on an increase in the number of users who are willing to access online financial news and information publications. The number of Internet users accessing online financial news and information may not continue to increase. If the market for subscription-based online financial news and information publications develops more slowly than we expect, our business, results of operations and financial condition could be materially adversely affected.

WE WILL BE DEPENDENT ON ADVERTISERS AND ON OUR CHIEF
OPERATING OFFICER FOR DEVELOPING OUR ADVERTISING REVENUE

     We do not currently have any advertising revenue but do expect to receive this type of revenue in future. Advertising revenue is expected to be our major revenue stream therefore our business, results of operations and financial condition could be materially adversely affected by the loss of one or more of our anticipated top advertisers or by the loss or incapacity of our Chief Operating Officer.

WE NEED TO MANAGE OUR GROWTH

     To manage our growth, we must continue to implement and improve our managerial controls and procedures and operational and financial systems. In addition, our future success will depend on our ability to expand, train and manage our workforce, in particular our programming, advertising sales, data entry and clerical staff. We expect that the number of our employees will increase for the foreseeable future. We will need to integrate these employees into our workforce successfully. We cannot assure you that we have made adequate allowances for the costs and risks associated with this expansion, that our systems, procedures or controls will be adequate to support our operations, or that our management will be able to successfully offer and expand our services. If we are unable to manage our growth effectively, our business, results of operations and financial condition could be materially adversely affected.

WE DEPEND ON KEY MANAGEMENT PERSONNEL

     Our future success depends upon the continued service of certain key management personnel. The loss of one or more of our key management personnel could materially adversely affect our business, results of operations and financial condition.

INCREASED TRAFFIC MAY STRAIN OUR SYSTEMS

     Our web site must be capable of accommodating a high volume of traffic, often at unexpected times. Our web site may in the future, experience slower response times than usual or other problems for a variety of reasons. These occurrences could cause our readers to perceive our web site as not functioning properly and, therefore, cause them to use other methods to obtain their financial news and information. In such a case, our business, results of operations and financial condition could be materially adversely affected.

WE FACE A RISK OF SYSTEM FAILURE

     Our ability to provide timely information and continuous news updates depends on the efficient and uninterrupted operation of our computer and communications hardware and software systems. These systems and operations are vulnerable to damage or interruption from human error, natural disasters, telecommunication failures, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events.
Although we do not have a formal disaster recovery plan, we are in the process of developing one. Any system failure, including network, software or hardware failure, that causes an interruption in our service or a decrease in responsiveness of our web site could result in reduced traffic, reduced revenue and harm to our reputation, brand and our relations with our advertisers.

     We do have an agreement with Digital Nation to maintain our server. They are responsible for any hardware failures and they monitor our server
7 days a week 24 hours a day. Our operations depend on Digital Nation's ability to protect our systems against damage from fire, power loss, water damage, telecommunications failure, vandalism and similar unexpected adverse events. They, however, do not guarantee that our Internet access will be uninterrupted, error-free or secure and they are not responsible for any downtime or loss of data due to hardware failure. Any disruption in the server function could materially adversely affect our business, results of operations and financial condition. Our insurance policies may not adequately compensate us for any losses that we may incur because of any failures in our system or interruptions in our delivery of content. Our business, results of operations and financial condition could be materially adversely affected by any event, damage or failure that interrupts or delays our operations.

RISKS ASSOCIATED WITH OUR BRAND DEVELOPMENT AND POSSIBLE
HARM TO OUR REPUTATION

     We believe that maintaining and growing awareness about the Dimgroup.com brand is an important aspect of our efforts to continue to attract subscribers and readers. The importance of brand recognition will increase in the future because of the growing number of web sites providing financial news and information. We cannot assure you that our efforts to build brand awareness will be successful. It is very important that we maintain our reputation as a trustworthy news organization. The occurrence of certain events, including our misreporting a news story or the non-disclosure of stock ownership by one or more of our writers in breach of our compliance policy, could harm our reputation for trustworthiness. These events could result in a significant reduction in the number of our readers, which could materially adversely affect our business, results of operations and financial condition.

LIABILITY FOR INFORMATION DISPLAYED ON OUR WEB SITE

     We may be subject to claims for defamation, libel, copyright or trademark infringement or based on other theories relating to the information we publish on our web site. These types of claims have been brought, sometimes successfully, against online services as well as other print publications in the past. We could also be subject to claims based upon the content that is accessible from our web site through links to other web sites. Our insurance may not adequately protect us against these claims.

WE RELY ON OUR INTELLECTUAL PROPERTY

     To protect our rights to our intellectual property, we rely on a combination of copyright law, trade secret protection, confidentiality agreements and other contractual arrangements with our affiliates, clients, strategic partners and others. The protective steps we have taken may be inadequate to deter misappropriation of our proprietary information. We may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights. In addition, although we believe that our proprietary rights do not infringe on the intellectual property rights of others, other parties may assert infringement claims against us or claims that we have violated a patent or infringed a copyright, trademark or other proprietary right belonging to them. These claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources on our part, which could materially adversely affect our business, results of operations and financial condition.

RISKS OF DEVELOPING NEW AND ENHANCED SERVICES AND FEATURES
FOR OUR WEB SITE

     We intend to introduce additional and enhanced services such as an internally developed database developed through open source software
(Linux 6.0) and message boards, in order to retain our current readers and attract new readers. If we introduce a service that is not favorably received, our current readers may choose a competitive service over ours or fail to renew their subscriptions. We may also experience difficulties that could delay or prevent us from introducing new services.
Furthermore, the new services we may introduce could contain errors that are discovered after such services are introduced. In such cases, we may need to significantly modify the design or implementation of such services on our web site to correct these errors. Our business, results of operations and financial condition could be materially adversely affected if we experience difficulties in introducing new services or if these new services are not accepted by our readers.

                     RISKS RELATED TO OUR INDUSTRY

WE DEPEND ON THE CONTINUED GROWTH IN USE AND EFFICIENT
OPERATION OF THE WEB

     The web-based information market is new and rapidly evolving. Our business would be materially adversely affected if web usage does not continue to grow or grows slowly. Web usage may be inhibited for a number of reasons, such as:

* inadequate network infrastructure;

* security concerns;

* inconsistent quality of service; and

* unavailability of cost-effective, high-speed access to the Internet.

     Our users depend on Internet service providers, online service providers and other web site operators for access to our web site. Many of these services have experienced significant service outages in the past and could experience service outages, delays and other difficulties due to system failures unrelated to our systems. These occurrences could cause our users to perceive the web in general or our web site in particular as an unreliable medium and, therefore, cause them to use other media to obtain their financial news and information. We also depend on certain information providers to deliver information and data feeds to us on a timely basis. Our web site could experience disruptions or interruptions in service due to the failure or delay in the transmission or receipt of this information, which could have a material adverse effect on our business, results of operations and financial condition.

RISKS ASSOCIATED WITH ONLINE ADVERTISING

     No standards have been widely accepted to measure the effectiveness of web advertising. If standards do not develop, potential advertisers may not be found or, once contracted, continue or increase their levels of web advertising. If standards develop and we are unable to meet such standards, advertisers may not continue advertising on our site. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the web. Our business, results of operations and financial condition could be materially adversely affected if the market for web advertising declines or develops more slowly than expected.

     Different pricing models are used to sell advertising on the web. It is difficult to predict which, if any, will emerge as the industry standard. This uncertainty makes it difficult to project our future advertising rates and revenues. We cannot assure you that we will be successful under alternative pricing models that may emerge. Moreover, "filter" software programs that limit or prevent advertising from being delivered to a web user's computer are available. Widespread adoption of this software could materially adversely affect the commercial viability of web advertising, which could materially adversely affect our advertising revenues.

     We compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the web in general or our web site in particular to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to online advertising or to advertising on our web site.

GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES RELATING TO
THE WEB

     Certain existing laws or regulations specifically regulate communications or commerce on the web. Further, laws and regulations that address issues such as user privacy, pricing, online content regulation, taxation and the characteristics and quality of online products and services are under consideration by federal, state, local and foreign governments and agencies. Several telecommunications companies have petitioned the Federal Communications Commission to regulate Internet service providers and online services providers in a manner similar to the regulation of long distance telephone carriers and to impose access fees on such companies. Such regulation, if imposed, could increase the cost of transmitting data over the web. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the web. The Federal Trade
Commission and government agencies in certain states have been investigating certain Internet companies regarding their use of personal information. We could incur additional expenses if any new regulations regarding the use of personal information are introduced or if these agencies chose to investigate our privacy practices. Any new laws or regulations relating to the web, or certain application or interpretation of existing laws, could decrease the growth in the use of the web, decrease the demand for our web site or otherwise materially adversely affect our business.

WEB SECURITY CONCERNS COULD HINDER INTERNET COMMERCE

     Concern about the transmission of confidential information over the Internet has been a significant barrier to electronic commerce and communications over the web. Any well-publicized compromise of security could deter more people from using the web or from using it to conduct transactions that involve the transmission of confidential information, such as signing up for a paid subscription, executing stock trades or purchasing goods or services. Because advertisers may seek to advertise on our web site to encourage people to use the web to purchase goods or services, our business, results of operations and financial condition could be materially adversely affected if Internet users significantly reduce their use of the web because of security concerns. We may also incur significant costs to protect ourselves against the threat of security breaches or to alleviate problems caused by such breaches.


                   RISKS RELATED TO THIS OFFERING

SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING COULD
ADVERSELY AFFECT OUR STOCK PRICE

     After this offering there will be outstanding 16,579,600 shares of our common stock. Of these shares, the shares sold in this offering will be freely tradeable except for any shares purchased by our "affiliates" as defined in Rule 144 under the Securities Act. The remaining 15,340,000 shares will be "restricted securities," subject to the volume limitations and other conditions of Rule 144 under the Securities Act.

     We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will materially adversely affect the market price for our common stock or our ability to raise capital by offering equity securities. See "Description of Securities" and "Shares Eligible for Future Sale".

AN INVESTMENT IN OUR COMMON STOCK MAY BE VERY ILLIQUID

     We plan to have our shares trade on the Over-The-Counter Bulletin Board (the "OTC Bulletin Board") of the National Association of Securities Dealers ("NASD"). There is no trading market for our shares, and we cannot assure you that any such market will ever develop or be maintained. The absence of an active trading market would reduce the liquidity of an investment in our shares.

     To the extent that brokerage firms act as market makers for our shares on the OTC Bulletin Board, they may be a dominating influence in any market that might develop, and the degree of participation by such firms may significantly affect the price and liquidity of our shares. These firms may discontinue their market making activities at any time. The prices at which our shares are traded in the market will be determined by these firms and by the purchasers and sellers of our shares, but such prices may not necessarily relate to our assets, book value, results of operations or other established and quantifiable criteria of value.

THE APPLICATION OF THE "PENNY STOCK" RULES COULD ADVERSELY AFFECT THE MARKET FOR OUR STOCK.

     The Securities and Exchange Act of 1934 requires additional disclosure relating to the market for "penny stocks." A penny stock is generally defined to be any equity security not listed on NASDAQ or a national securities exchange that has a market price of less than $5.00 per share, subject to certain exceptions. Among these exceptions are shares issued by companies that have:

      o net tangible assets of at least $2 million, if the issuer has been in continuous operation for three years;

      o net tangible assets of at least $5 million, if the issuer has been in continuous operation for less than three years; or

      o average annual revenue of at least $6 million for each of the last three years.

     We do not currently meet the requirements of these exceptions and, therefore, our shares would be deemed penny stocks for purposes of the Exchange Act if and at any time while our common stock trades below $5.00 per share. In such case, trading in our shares would be regulated pursuant to Rules 15-g-1 through 15-g-6 and 15-g-9 of the Exchange Act. Under these rules, brokers or dealers recommending our shares to prospective buyers would be required, unless an exemption is available, to:

      o deliver a lengthy disclosure statement in a form designated by the SEC relating to the penny stock market to any potential buyers, and obtain a written acknowledgement from each buyer that such disclosure statement has been received by the buyer prior to any transaction involving our shares;

      o provide detailed written disclosure to buyers of current price quotations for our shares, and of any sales commissions or other compensation payable to any broker or dealer, or any other related person, involved in the transaction;

      o send monthly statements to buyers disclosing updated price information for any penny stocks held in their accounts, and these monthly statements must include specified information on the limited market for penny stocks.

     In addition, if we are subject to the penny stock rules, all brokers or dealers involved in a transaction in which our shares are sold to any buyer, other than an established customer or "accredited investor," must make a special written determination that our shares would be a suitable investment for the buyer, and the brokers or dealers must receive the buyer's written agreement to purchase our shares, as well as the buyer's written acknowledgement that the suitability determination made by the broker or dealer accurately reflects the buyer's financial situation, investment experience and investment objectives, prior to completing any transaction in our shares.

     These Exchange Act rules may limit the ability or willingness of brokers and other market participants to make a market in our shares and may limit the ability of our shareholders to sell in the secondary market, through brokers, dealers or otherwise. We also understand that many brokerage firms will discourage their customers from trading in shares falling within the "penny stock" definition due to the added regulatory and disclosure burdens imposed by these Exchange Act rules.

     The SEC from time to time may propose and implement even more stringent regulatory or disclosure requirements on shares not listed on NASDAQ or on a national securities exchange. The adoption of the proposed changes that may be made in the future could have an adverse effect on the trading market for our shares.

CONTROL BY PRINCIPAL STOCKHOLDERS, OFFICERS AND DIRECTORS

     Upon completion of this offering, our officers, directors and greater-than-five-percent stockholders (and their affiliates) will, in the aggregate, beneficially own approximately 92.5% of the outstanding common stock. As a result, these persons, acting together, will have the ability to control substantially all matters submitted to our stockholders for approval (including the election and removal of directors and any merger, consolidation or sale of all or substantially all of our assets) and to control our management and affairs. Accordingly, this concentration of ownership may have the effect of delaying, deferring or preventing a change in control of us, impeding a merger, consolidation, takeover or other business combination involving us or discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could materially adversely affect the market price of the common stock.
See "Management" and "Principal Stockholders".

POSSIBLE VOLATILITY OF OUR STOCK PRICE

     We cannot predict the extent to which investor interest in us will lead to the development of a trading market or how liquid that market might become. The stock market has experienced significant price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile.

     In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. The institution of such litigation against us could result in substantial costs and a diversion of our management's attention and resources, which could materially adversely affect our business, results of operations and financial condition.

NO INTENTION TO PAY DIVIDENDS

     We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings for funding growth and, therefore, do not expect to pay any dividends in the foreseeable future. See "Dividend Policy".

                             USE OF PROCEEDS

     We will not receive any of the proceeds from he sale of shares of our common stock.

                             DIVIDEND POLICY

     We have never declared or paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock for the foreseeable future.

                             CAPITALIZATION

     The following table sets forth the capitalization of Dimgroup.com as of March 31, 2000. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the notes to those statements included elsewhere in this prospectus.




                                                                 MARCH 31,
                                                                   2000
                                                               ------------
                                                                  Actual
                                                               ------------
Note payable.................................................. $  90,300
Stockholders' equity:
    Preferred Stock, $0.001 par value,
    20,000,000 shares authorized, none
    issued and outstanding....................................      -

    Common Stock, $.001 par value,
    80,000,000 shares authorized; 17,039,600
    shares issued and outstanding                                  6,413
Additional paid-in capital....................................      -
Accumulated deficit during development
    stage.....................................................  (163,256)
    Currency translation adjustment...........................    (3,169)
Total stockholders' equity....................................  (160,012)


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and the notes to those statements which appear elsewhere in this prospectus. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this prospectus, particularly in "Risk Factors".

OVERVIEW

     Dimgroup.com is striving to become a leading web-based provider of comprehensive, timely, original and trustworthy financial information aimed at helping investors make informed decisions. We currently have a community of loyal readers who turn to us for their financial and investment information. We plan to grow this community and increase the web-based content in order to maintain a high level of service for our readers. Our web site provides investors with extensive and useful financial information free of charge. Currently, we issue newsletters weekly to subscribers, which provide them with an overview of the past week's market movement and trends.

     We have only a limited operating history upon which you can evaluate our business and prospects. We have not achieved profitability, and expect to continue to incur net losses in 2000 and subsequent fiscal periods. We expect to continue to incur significant operating expenses and, as a result, will need to generate significant revenues to achieve profitability, which may not occur. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future. We believe that quarter-to-quarter comparisons of our operating results may not be a good indication of our future performance, nor would our operating results for any particular quarter be indicative of future operating results.

CAPITAL AND SOURCE OF LIQUIDITY.

     As of March 31, 2000, our cash balance was $73,937 and we had a working capital deficit of $71,627. For the year ended December 31, 2000, our cash balance was $22,285 and we had a working capital deficit of $36,349.

     Total cash flows from financing activities, include only debt financing, for the three month ended March 31, 2000 which consists of $81,430 from an unaffiliated entity. For the year ended December 31, 1999, cash flows from financing activities were $51,889 consisting principally of net advances of $43,000 from an unaffiliated entity and $6,289 from our officers.

     Our working capital requirements depend upon numerous factors, including, without limitation, levels of resources that we devote to the further development of our Web site and marketing capabilities, technological advances, status of our competitors and our ability to establish collaborative arrangements with other organizations. We intend to seek additional capital from private investors to fund our activities. We believe that our current cash resources should be sufficient to fund our current operations into the end of year 2000.

RESULTS OF OPERATIONS

     The Company has yet to generate revenue and in view of the explosive growth of the Internet industry and limited history of operations, it would be difficult to forecast revenues.

     For the three month ended March 31, 2000, we had net loss of $32,324, which is largely attributable to general and administrative expenses of $26,653 and interest expense of $5,500. For the year ended December 31, 2000, we had net loss of $130,932, which is largely attributable to general and administrative expenses of $125,998 and interest expense of $4,365. Our general and administrative expenses of $125,998 includes a consulting fee paid with long-term note payable of $90,300.

                                BUSINESS

     Dimgroup.com is striving to become a leading web-based provider of comprehensive, timely, original and trustworthy financial information on Nasdaq and OTC Bulletin Board listed companies. Our aim is to help investors make informed decisions. We currently have a community of loyal readers who turn to us at our own Web site at www.Dimgroup.com for their financial and investment information. In the summer of 1999 we had 4,000 weekly e-mail subscribers and received 420,000 monthly pageviews. By spring of 2000 these numbers had grown substantially to 7,000 subscribers and 750,000 monthly pageviews. We plan to grow this community and increase the web-based content in order to maintain a high level of service for our readers.

     We plan to enhance our online presence as a financial information destination through a network of Internet sites under the brand name Dimgroup.com. Our Web site provides investors with extensive and useful financial information free of charge. Currently, we issue newsletters weekly to subscribers, which provide them with an overview of the past week's market movement and trends.

     We are in the development stage and, accordingly, has not yet generated revenues from operations. Since our acquisition of Dimgroup, Inc., we have been substantially engaged in bringing our products and services to a state of technical feasibility and commercial viability, incurring substantial costs and expenses.

     Future revenues will be derived primarily from advertising sales.
To build brand awareness, increase traffic and create a ready source of potential subscribers, we will aggressively promote our site. We seek to maximize our revenue by selling advertisements on all areas of our site. Our financially oriented readers comprise an upscale demographic that is desirable to advertisers, which will enable us to charge advertising rates that we anticipate will be among the highest of financial web sites. We believe we are well positioned for significant growth in advertising sales as the market for online financial news and information continues to expand.

                         INDUSTRY BACKGROUND

     The Internet is rapidly growing into a significant global medium for news, information, communications and commerce, particularly in the United
States.  According to an Inteco Corp. survey completed in January 1999,
55% of the U.S. adult population (108 million) accessed the Internet during the final three months of 1998, up from 40% in the first three months of the year.

     The Internet has rapidly established itself as an effective means for investors to manage their portfolios, research investments and trade securities. At the same time, individuals have been taking greater control of their investments by directly researching information on investments, tracking their portfolios, purchasing no-load mutual funds and playing a more proactive role in their relationships with financial advisors. The web has facilitated these behavioral shifts by providing investors with easy access to information that was once generally available only to investment professionals, such as timely market news, intra-day and historical quotes, charts, SEC filings and analysts' earnings estimates. According to International Data Corporation, the number of online brokerage accounts in the United States is expected to grow from 3.5 million at the end of 1997 to 24 million at the end of 2002, with online brokers expected to manage over $1.5 trillion in assets by the end of 2002.

     Increasingly, this growing group of self-directed investors is seeking timely, comprehensive and trustworthy financial news and information that can help them make informed investing decisions. Many existing financial news sources, however, fail to meet this need. Traditional print publications, constrained by publication cycles of days or even months, are limited in their ability to keep pace with financial markets. Television provides a measure of timeliness but generally lacks depth of analysis. In addition, viewers are subject to television's predetermined schedules. On the Internet, some news and information sources offer little disclosure about their background and any conflicts of interest, potentially rendering their information untrustworthy. Some online news outlets do little more than republish stories that have already appeared in their affiliated print publications and many simply aggregate stories from disparate news and press release wires without supplying the original insight, analysis and point of view that comes from independent reporting. Other financial sites offer stock quotes, charts and other investment tools, but provide limited financial news.

     The democratization of Wall Street represents a significant opportunity for a financial news, commentary and information web site that combines the depth of coverage of traditional media with the immediacy and interactivity of the web. We believe that as the audience for investment news grows we are poised to become a leading source for original, timely, comprehensive and trustworthy financial news, commentary and information.

PRODUCTS

The web site is broken down into several sections:

1) OTC Section: investors can find information on listing requirements for companies wanting to apply for Small Cap Listing, the filing schedule for non reporting companies to become fully reporting, a complete listing of all OTC stocks, an address finder and an article from a former market Maker outlining some of inner workings of OTC market makers. In addition, Dimgroup.com maintains a daily list all the new 10sb filings submitted by OTC quoted companies to the SEC.

2) NASDAQ Short Positions: Dimgroup.com is one of only a handful of financial sites that offers a friendly way to search and retrieve NASDAQ monthly short positions.

3) Trader Central: Provides customers with a wide range of detailed information on stocks such as: Quotes, Technical Charts, Headlines, SEC Filings, Earnings Estimates, Message Boards and Investing.

4) Premier Articles: A popular section that provides a number of informative educational essays on advanced topics submitted by industry professionals and investors. Topics include Market Maker analysis, Shorting techniques, Stock schemes and more.

5) IPOs: Extensive IPO information including most recent filings and pricing. Dimgroup.com is developing a financial analysis program that will provide free financial analysis.

6) Stockjunkies: Offers our visitors a humor site with financial overtones. Noting how serious most investors are, this site provides an escape from every day stress and allows one to enjoy some graphical humor and parody. Stock Junkies is recognized, as one of the Internet's funniest finance sites. HumorSearch.com has rated it a "Five Star Humor Site!"

     We are currently testing an extensive message board system that will provide thousands of message boards for stock followers.

                               MARKET STRATEGY

     Our strategy includes the following:

BUILD TRAFFIC AND AUDIENCE LOYALTY

     Through our aggressive marketing plan and continued high level of customer service we plan to not only increase the visitors to our site but also to ensure they become loyal customers who will return to our site to obtain all their investment information.

MAXIMIZE THE USE OF DATA AND ANALYTICAL TOOLS

     Our web site relies on content, which is available to all our visitors. We strive to use all our resources efficiently in order to simplify the services provided on the site.

BUILD AND CAPITALIZE ON THE ATTRACTIVE DEMOGRAPHICS OF
OUR VISITORS

     We have positioned ourself in a lucrative niche market. By continuing to provide the same structured content and enhancing features and products within the site Dimgroup.com will be able to increase it's share in this niche market. By so doing Dimgroup.com will be able to take advantage of the quality of it's visitors through increased earnings potential.

PURSUE SEVERAL REVENUE STREAMS

     We plan on converting our user base to consumers through numerous e-commerce initiatives. The revenue model will include Banner Advertisements, Promotional e-mail inserts, Paid content opportunities, exclusive Sponsorships, Merchandise Sales (books, magazine subscription and software) and online Investor Training Courses.
Our OTC Bulletin Boar database will also be made available for licensing to increase revenue potential.

     Our strategy includes the continuing development of original finance content and the smooth integration of original content within an e-commerce environment. We plan on creating a synergy among the various network sections by cross-promoting them and utilizing the content sales to promote the e-commerce sites. Our goal is to develop a network that truly feels like an integrated community for Stock market participants. A place where visitors can easily find and retrieve information or ask others for assistance in a live chat or message board environment or purchase a financial book. Additionally, our plan calls for an aggressive approach to expanding alliances for distribution and co-branding of content within the our network.

                          MARKETING PLAN

     In recent years, individuals have been taking greater control of their investments. One reason for this behavior is the low rate of return offered by financial institutions has forced people to take more control of their money and many have turned to mutual funds and equities to help them expand their portfolio. The other reason is the ease in which the Internet allows investor's to search for information, which was once only available to certified investment professionals. As time passes we are seeing more and more people search the web for comprehensive, trustworthy and up to the minute news to assist them in making their own investment decisions.

TARGET MARKET

     We believe our Web site draws users who represent an attractive demographic group for companies that advertise and conduct business over the Internet. Most visitors to our site are investing in the stock market and therefore have tangible liquid assets. We plan to continue attracting this type of visitor based on our content and strategic development.

PROMOTION & ADVERTISING

     Through banner exchange ads and direct advertisement on the Internet, Dimgroup.com will increase its brand awareness. This will allow promotions to have a greater impact hence increasing our user base.

STRATEGIC ALLIANCES

     We will form strategic alliances with many developers, creators and distributors of finance related goods and services that will be made available for sale on the Dimgroup.com web site.

CUSTOMER SERVICE

     Customer service is a critical element of our marketing strategy. Because Dimgroup.com is published online, we can interact with our readers much more easily than traditional print publications or broadcast media companies.


COMPETITION

     An increasing number of financial news and information sources compete for consumers' and advertisers' attention and spending. We expect this competition to continue to increase. We compete for advertisers, readers, staff and outside contributors with many types of companies, including:

* online services or web sites focused on business, finance and investing, such as MarketWatch.com, The Wall Street Journal Interactive Edition and The Motley Fool;

* publishers and distributors of traditional media, including print, radio and television, such as The Wall Street Journal, Fortune, Bloomberg Business
Radio and CNBC;

* providers of terminal-based financial news and data, such as Bloomberg Business News, Reuters News Service, Dow Jones Markets and Bridge
News Service;

* web "portal" companies, such as Yahoo! and America Online; and

* online brokerage firms, many of which provide financial and investment news and information, such as Charles Schwab and E*TRADE.

     Our ability to compete depends on many factors, including the originality, timeliness, comprehensiveness and trustworthiness of our content and that of competitors, the ease of use of services developed either by us or our competitors and the effectiveness of our sales and marketing efforts.

     Many of our existing competitors, as well as a number of potential new competitors, have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical and marketing resources than we do. This may allow them to devote greater resources than we can to the development and promotion of their services. These competitors may also engage in more extensive research and development, undertake more far-reaching marketing campaigns and make more attractive offers to existing and potential employees, outside contributors, strategic partners and advertisers. Our competitors may develop content that is equal or superior to ours or that achieves greater market acceptance than ours. It is also possible that new competitors may emerge and rapidly acquire significant market share. We may not be able to compete successfully for readers, staff and outside contributors which could have a material adverse effect on our business, results of operations and financial condition. Increased competition could result in reduced margins or loss of market share, any of which could materially adversely affect our business, results of operations and financial condition.

     We also compete with other web sites, television, radio and print media for a share of advertisers' total advertising budgets. If advertisers perceive the Internet or our web site to be a limited or an ineffective advertising medium, they may be reluctant to devote a portion of their advertising budget to Internet advertising or to advertising on our web site.

DESCRIPTION OF PROPERTY

     We lease office space at 555 Burnhamthorpe Road, Suite 304, Toronto, Ontario Canada, M9C-2Y3. The term of the lease is one year, commencing in October 1999 and the monthly rental payment is $965.14 payable in Canadian funds.

                           MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following persons are the Directors and Executive Officers of our Company.


Name             Age             Position(s)
---------------  ---  -----------------------------------

Marc Cianfarani  32   Chairman of the Board, President & CEO

Nick Montesano   31   Chief Operating Officer and Director

Berto Napoleone  29   Executive V.P. and Director


MARC CIANFARANI

     Mr. Cianfarani is one of the founders of Dimgroup.com Inc. and has been Chairman of Board of Directors, President and CEO since March 1998. Mr. Cianfarani was co-founder and director of CMN Consultants, an advocacy firm formed to resolve workplace accident disputes from 1993 to 1998. Mr. Cianfarani successfully completed the Canadian Securities Course in 1989 and received an Honors degree in Economics from York University in 1990. From 1990 to 1993 he was a Future Economic Loss Adjudicator at the
Workplace Safety and Insurance Board. As President and CEO of our company, Mr. Cianfarani is responsible for spearheading strategic development as well as overseeing the editorial, content and community operations.

NICK MONTESANO

     Mr. Montesano is one of the founders of Dimgroup.com Inc. and has been Chief Operating Officer and Director since April 1999. Mr. Montesano was co-founder and director of CMN Consultants, an advocacy firm formed to resolve workplace accident disputes from 1993 to 1999. Mr. Montesano worked at the Workplace Safety and Insurance Board from 1990 to 1993 and was responsible for the support and maintenance of client's files. Mr. Montesano successfully completed courses in sales and marketing in 1993, which he used to develop a client base for CMN Consultants. His primary focus at our company is marketing and developing the our advertising revenue as well as increasing brand awareness.

BERTO NAPOLEONE

     Mr. Napoleone is one of the founders of Dimgroup.com Inc. and has been Executive Vice-President and Director since April 1999. Mr. Napoleone was co-founder and director of CMN Consultants, an advocacy firm formed to resolve workplace accident disputes from 1993 to 1999. Mr. Napoleone worked at the Workplace Safety and Insurance Board from 1990 to 1993 and was responsible for the issuance and compliance of government forms. He also made decisions on initial requests by clients pertaining to legislative authority. At our company Mr. Napoleone is responsible for matters pertaining to corporate governance, contracts, licensing, insurance and compliance with local, state and federal laws.

                        EXECUTIVE COMPENSATION

     We may award stock options and cash bonus to key employees, directors, officers and consultants under a stock option plan not yet adopted as bonus based on service and performance. The annual salaries of executive officers are listed as follows:


Name and Principal Position    Year       Annual Salary (1)
---------------------------  -----------  -----------------

Marc Cianfarani                1999       $4,000

Nick Montesano                 1999       $4,000

Berto Napoleone                1999       $4,000
---------------
(1) We intend to pay each of our current officers $60,000 in annual salary for year 2000.


                     EMPLOYMENT AGREEMENTS

     We currently have no written employment with any of our key officers and directors.

           INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     We indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Indiana, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he/she is or was a director or officer of our Company, or served any other enterprise as director, officer or employee at our request.
Our Board of Directors, in its discretion, shall have the power on behalf of the Company to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was our employee.

          MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     No public trading market currently exists for our Common Stock. We plan to apply to have our Common Stock traded on the over-the-counter market and listed on the OTC Bulletin Board. We can not assure you that we will obtain OTC Bulletin Board listing, a trading market will ever develop or, if such a market does develop, that it will continue.

     As of the date of this prospectus, the number of holders of the Company's Common Stock was approximately 208.

                            CERTAIN TRANSACTIONS

     During the period from July through December, 1999 our shareholders made non-interest bearing advances aggregating $9,722 of which $3,433 have been repaid.

     Before we acquired Dimgroup, Inc., our three current officers contributed the following capital to Dimgroup, Inc.:

Furniture and office equipment      $2,616
Payment of operating expenses        1,158
Cash                                 2,500
                                    ------
Total                               $6,274
                                    ======

     We have agreed to pay MAS Financial Corp.("MASF"), an entity controlled by our sole former officer and director, a consulting fee consisting of cash aggregating $5,000 and a non-interest bearing note in the amount of $100,000 due on August 10, 2001. In addition, the we agreed to pay to MASF an additional $30,000 upon the occurrence of certain future specified events.
In April 2000, MASF agreed to cancel the $100,000 note due on August 10, 2001.

                        PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of the prospectus, by (i) each stockholder known by us to be the beneficial owner of more than 5% of our Common Stock, (ii) by each of our executive officer and Director and (iii) by all of our executive officers and Directors as a group. Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned. The percentage of class is based on a total of 16,579,600 share of our common stock outstanding excluding 460,000 shares of our stock owned by MAS Capital Inc. to be cancelled.



                           Number of Shares
Name and Address             Beneficially        Percent of
of Beneficial Owner             Owned               Class
------------------------  -------------------- --------------
Marc Cianfarani (1)(4)        5,111,880              30.8%
Chairman of the Board,
President and CEO

Nick Montesano (2)(4)         5,111,880              30.8%
Chief Operating Officer
and Director

Berto Napoleone (3)(4)        5,111,880              30.8%
Executive V.P. and
Director

Aaron Tsai (5)                  704,360               4.2%

All Officers and Directors   15,335,640              92.5%
(3 persons)
___________________________

(1) Includes a) 100,000 shares held by Maria Cianfarani, mother of Marc Cianfarani, b) 100,000 shares held by Rob Cianfarani, brother of Marc Cianfarani, c) 100,000 shares held by Anthony Pizzonia, brother-in-law of Marc Cianfarani, d) 100,000 shares held by Charlie Gallo, brother-in-law of Marc Cianfarani, e) 100,000 shares held by Angelo Gallo, father-in-law of Marc Cianfarani and f) 800,000 shares held by Grace Cianfarani, wife of Marc Cianfarani.

(2) Includes a) 800,000 shares held by Jennifer Montesano, wife of Nick Montesano, b) 100,000 shares held by Antonietta Montesano, mother of Nick Montesano, c) 100,000 shares held by Robert Montesano, brother of Nick Montesano, d) 100,000 shares to Lisa Montesano, sister of Nick Montesano, e) 100,000 shares held by Norma Giacco, mother-in-law of Nick Montesano, f) 100,000 shares held by Mark Giacco, brother-in-law of Nick Montesano and g) 100,000 shares held by Richard Giacco, brother in law of Nick Montesano.

(3) Includes a) 300,000 shares held by Sandra Napoleone, wife of Berto Napoleone, b) 100,000 shares held by Elia Napoleone, mother of Berto Napoleone, c) 100,000 shares held by David Napoleone, brother of Berto Napoleone, d) 100,000 shares held by Loreta Dirauso, sister of Berto Napoleone, e) 100,000 shares held by Connie Galdame, sister of Berto Napoleone, f) 100,000 shares held by Angela Mendolia, mother-in-law of Berto Napoleone and g) 300,000 shares held by Domenic Mendolia, brother-in-law of Berto Napoleone.

(4) The address for each officer/director is c/o Dimgroup.com Inc., 555 Burnhamthorpe Road, Suite 304, Toronto, Ontario M9C-2Y3, Canada.

(5) Includes 700,000 shares held by MAS Capital Inc., which is controlled by Aaron Tsai, our former officer and director. Mr. Tsai's address is c/o MAS Financial Corp., 1710 E. Division St., Evansville, IN 47711. Excluding 460,000 shares held by MAS Capital Inc. to be returned to our Company for cancellation.

                         DESCRIPTION OF SECURITIES


COMMON STOCK

     Our Articles of Incorporation currently authorizes us to issue Eighty Million (80,000,000) shares of Common Stock at $.001 par value. Each holder of our Common Stock is entitled to one vote for each share of Common Stock held. As of the date of this prospectus, there are 17,039,600 shares of our Common Stock outstanding. After cancellation of 460,000 shares of Common Stock owned by MAS Capital Inc., there will be 16,579,600 share of our Common Stock outstanding.

PREFERRED STOCK

     Our Articles of Incorporation currently authorizes us to issue Twenty Million (20,000,000) shares of Preferred Stock at $.001 par value. The Preferred Stock may be divided into Series or Classes, with special voting rights and preferences, to be established by our management upon the approval of a majority vote of our Directors. As of the date of this prospectus, there are no shares of our Preferred Stock outstanding.

     If our Board of Directors authorized the issuance of shares of Preferred Stock with conversion rights, the number of shares of our Common Stock outstanding could potentially be increased by up to the authorized amount. Issuance of our Preferred Stock could, under certain circumstances, have the effect of delaying or preventing a change in control of our Company and may adversely affect the rights of holders of our other classes of Preferred Stock or holders of our Common Stock. Also, our Preferred Stock could have preferences over our Common Stock and other series of our Preferred Stock with respect to dividends and liquidation rights.

     Upon liquidation of our Company, each shareholder is entitled to receive a proportionate share of our assets available for distribution to shareholders after the payment of liabilities and after distribution in full of preferential amounts, if any. All shares of our Common Stock issued and outstanding are fully-paid and nonassessable. Holders of our Common Stock are entitled to share pro rata in dividends and distributions with respect to our Common Stock, as may be declared by our Board of Directors out of funds legally available therefor.

TRANSFER AGENT

     Signature Stock Transfer, Inc. is the transfer agent for our Common
Stock.

                      SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock. Furthermore, since no shares will be available for sale shortly after this offering because of certain legal restrictions on resale described below, sales of substantial amounts of common stock in the public market after these restrictions lapse could adversely affect the prevailing market price and our ability to raise equity capital in the future.

     Upon completion of this offering, we will have outstanding an aggregate of 16,579,600 shares of our common stock. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are purchased by "affiliates" as that term is defined in Rule 144 under the Securities Act (the "Affiliates"). The remaining 15,335,640 shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 promulgated under the Securities Act, which rules are summarized below.


                                    RULE 144

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

* 1% of the number of shares of common stock then outstanding, which will equal approximately 165,796 shares immediately after this offering; or

* the average weekly trading volume of the common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

     Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

                                  RULE 144(K)

     Under Rule 144(k), a person who is not deemed to have been one of our Affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an Affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, "144(k) shares" may be sold immediately upon the completion of this offering.

                           PLAN OF DISTRIBUTION

     It is anticipated that the selling security holders will offer the shares in direct sales to private persons and in open market transactions. The selling security holders may offer the shares to or through registered broker-dealers who will be paid standard commissions or discounts by the selling security holders. We believe that no selling security holders have any arrangements or agreements with any underwriters or broker/dealers to sell the shares, and they may contact various broker/dealers to identify prospective purchasers. Additionally, agents, brokers or dealers may acquire shares or interests in shares and may, from time to time, effect distributions of the shares or interests in such capacity.

                          SELLING SECURITY HOLDERS

     This prospectus concerns the transfer by the selling security holders of an aggregate of 1,239,600 shares of common stock. The selling security holders may transfer the common stock at those prices that they are able to obtain in the market or as otherwise negotiated. In addition, the selling stockholders may transfer the shares in exchange for consideration other than cash, or for no consideration, as determined by the selling stockholders in their sole discretion. This prospectus may be used by the selling stockholders to transfer shares of the common stock to affiliates of the selling stockholders. We will receive no proceeds from the sale of common stock by the selling security holders.

     The following table sets forth the name of the selling security holders, the number of shares of common stock owned by the selling security holders before this offering, the number of shares of common stock being registered, and the number and percentage of shares of common stock owned after this offering. None of the selling security holders has held any position or office, or had any marital relationship with our officers or directors in the past three years except as noted below.


-----------------------------------------------------------------------------------------------
                                  Beneficial Ownership                     Beneficial Ownership
   Beneficial Owner                    Prior to the                               After the
                                         Offering          Number of             Offering (1)
                                  ---------------------      Shares        ---------------------
                                    Number    Percent      Registered         Number   Percent
-----------------------------------------------------------------------------------------------
MAS Capital Inc.                      700,000    4.2%        700,000          0            0
-----------------------------------------------------------------------------------------------
Stanislav Nikolaevich Gemes               500    *               500          0            0
-----------------------------------------------------------------------------------------------
Sergei Konstantinovich Afon               500    *               500          0            0
-----------------------------------------------------------------------------------------------
Pavel Alexandrovich Sidorkin              500    *               500          0            0
-----------------------------------------------------------------------------------------------
Stepan Alexandrovich Dybov                500    *               500          0            0
-----------------------------------------------------------------------------------------------
Ilona Yanochevna Nerba                    500    *               500          0            0
-----------------------------------------------------------------------------------------------
Larisa Nikolaevna Timoshina               500    *               500          0            0
-----------------------------------------------------------------------------------------------
Natalya Petrovna Timoshilova              500    *               500          0            0
-----------------------------------------------------------------------------------------------
Anatoly Ivanovich Kim                     500    *               500          0            0
-----------------------------------------------------------------------------------------------
Nina Nikolaevna Kern                      500    *               500          0            0
-----------------------------------------------------------------------------------------------
Alexei Dmitrievich Basuk                  500    *               500          0            0
-----------------------------------------------------------------------------------------------
Vadim Alexandrovich Yuchno                500    *               500          0            0
-----------------------------------------------------------------------------------------------
Maxim Vladimirovitch Golodnitsky          500    *               500          0            0
-----------------------------------------------------------------------------------------------
Ludmila Viktorovna Sandaluk               500    *               500          0            0
-----------------------------------------------------------------------------------------------
Vladimir Viktorovich Knyshov              500    *               500          0            0
-----------------------------------------------------------------------------------------------
Michael Dmitrievich Nerba                 500    *               500          0            0
-----------------------------------------------------------------------------------------------
Irina Vladimirovna Kern                   500    *               500          0            0
-----------------------------------------------------------------------------------------------
Sergei Michaelovich Nerba                 500    *               500          0            0
-----------------------------------------------------------------------------------------------
Vitaly Alexandrovich Boyarkin             500    *               500          0            0
-----------------------------------------------------------------------------------------------
Victoria Vitalyevna Boyarkina             500    *               500          0            0
-----------------------------------------------------------------------------------------------
Natalya Alexandrovna Boyarkina            500    *               500          0            0
-----------------------------------------------------------------------------------------------
Evgeni Nikolaevich Kern                   500    *               500          0            0
-----------------------------------------------------------------------------------------------
Elena Viktorovna Dobrynina                500    *               500          0            0
-----------------------------------------------------------------------------------------------
Alexander Nilolaevich Dobrynin            500    *               500          0            0
-----------------------------------------------------------------------------------------------
Denis Michaelovich Nevzorov               500    *               500          0            0
-----------------------------------------------------------------------------------------------
Tatyana Alexandrovna Nevzorova            500    *               500          0            0
-----------------------------------------------------------------------------------------------
Michael Nikolaevich Nevzorov              500    *               500          0            0
-----------------------------------------------------------------------------------------------
Olga Nikolaevna Nerba                     500    *               500          0            0
-----------------------------------------------------------------------------------------------
Tatyana Tichonovna Rumina                 500    *               500          0            0
-----------------------------------------------------------------------------------------------
Nikolai Petrovich Rumin                   500    *               500          0            0
-----------------------------------------------------------------------------------------------
Vladimir Yrevich Dobrov                   500    *               500          0            0
-----------------------------------------------------------------------------------------------
Natalya Vladimirovna Prishkolnik          500    *               500          0            0
-----------------------------------------------------------------------------------------------
Charles S. Roberson                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
David E. Carra                            200    *               200          0            0
-----------------------------------------------------------------------------------------------
April K. Carlisle                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Rich Hemmer                               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Stephen Lee                               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Susan Elizabeth Cormell                   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Julie Caroline Avery                      200    *               200          0            0
-----------------------------------------------------------------------------------------------
Pamela Avery                              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Robert George William Avery               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Roger Thomas Sant                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Victor Charles Bowmer                     200    *               200          0            0
-----------------------------------------------------------------------------------------------
Robert Charles Bowmer                     200    *               200          0            0
-----------------------------------------------------------------------------------------------
Barbara Jean Ellson                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
John Peter Debney                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Emma Weight                               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jean Weight                               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Luis Guevara Diaz                    200    *               200          0            0
-----------------------------------------------------------------------------------------------
David Guevara Diaz                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mevert Aurelio Serrano Selazco            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Pablo Hernandez Gallon                    200    *               200          0            0
-----------------------------------------------------------------------------------------------
Juan Dario Hernandez Cano                 200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mario J. Lemoine Iragorri                 200    *               200          0            0
-----------------------------------------------------------------------------------------------
Frank Enrique Ladera Ladera               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Felipe Enrique Betancourt Garcia          200    *               200          0            0
-----------------------------------------------------------------------------------------------
Fernandez Quintero Reinaldo Alberto       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mena Matute Mayerling Daliath             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Guevara Diaz Monica                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Carlos Jesus Guevara Diaz                 200    *               200          0            0
-----------------------------------------------------------------------------------------------
Eduardo Jose Banco                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Luis Loreto Gutierrez                200    *               200          0            0
-----------------------------------------------------------------------------------------------
Alexander Luis Barretto                   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Leonardo Pedrin Vargas                    200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jeans Carlos Herrera                      200    *               200          0            0
-----------------------------------------------------------------------------------------------
David Curbenos Garcia                     200    *               200          0            0
-----------------------------------------------------------------------------------------------
Pedro Pablo Gutierrez Moreno              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Julio Cesar Rodriguez Revette             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Neil Alberto Alcala Bello                 200    *               200          0            0
-----------------------------------------------------------------------------------------------
Victor Jose Monillo                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Angel Jose Oneca                          200    *               200          0            0
-----------------------------------------------------------------------------------------------
Leonel Antonio Borreso Herrera            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Carlos Alberto Armas                      200    *               200          0            0
-----------------------------------------------------------------------------------------------
Hector  Jose  Alvarez Mejias              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Luis Vegas                           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Daisy Oviedo De Lara                      200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mitzy Capriles De Ledezma                 200    *               200          0            0
-----------------------------------------------------------------------------------------------
Rosalia Romero                            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jesus Amoyo Gomez                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Amadeo Leyba                              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mercedes Vargas                           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Daniela  Schadendorf De Esparis           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Leonardo Velazquez                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Susana Prada De Allulli                   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Pimentel Latvaa                      200    *               200          0            0
-----------------------------------------------------------------------------------------------
Esdgan Mujica                             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Feliz Oletta                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Dulce Delgado                             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Maria Cristina Parra                      200    *               200          0            0
-----------------------------------------------------------------------------------------------
Nelson Jose Lara                          200    *               200          0            0
-----------------------------------------------------------------------------------------------
Nancy Montero                             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Luis Enrique Oberto                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mariztza Matiozzi                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jorge Carvajal Morales                    200    *               200          0            0
-----------------------------------------------------------------------------------------------
Fernando Pereira                          200    *               200          0            0
-----------------------------------------------------------------------------------------------
Wilmer  Jose  De Abrev  Vazquez           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jacqueline  Carrasco  Gamez               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Iraida  De La Corteza  Carrasco De John   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Victor  Jovanny  Suarez  Valdes Pino      200    *               200          0            0
-----------------------------------------------------------------------------------------------
Abranham Giraud L.                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Pablo  Rafael  Barretto                   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jhonny  Emiliano  Diaz  Pacheco           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jorge A. Briones  Torrealba               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Omar  Antonio  Morales  Mancano           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Williams Montes                           200    *               200          0            0
-----------------------------------------------------------------------------------------------
Pedro Pacheco                             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Manuel Antonio Gonzalez Gonzalez          200    *               200          0            0
-----------------------------------------------------------------------------------------------
Rafael Chenubini Ocando                   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Pedro Miguel Cardozo Azuaje               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Luis Ferreira                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Brieda Aular Perez                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Henry Rossenschein                        200    *               200          0            0
-----------------------------------------------------------------------------------------------
Ernesto Fernandez                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Dumas Roberto Gomez Gonzalez              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Guillermo Paredes                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jose Dominguez                            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Hugo Cesar Bastidas                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Richard Tovar                             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Feliz Morales Marcano                     200    *               200          0            0
-----------------------------------------------------------------------------------------------
Mario Olivares Marcano                    200    *               200          0            0
-----------------------------------------------------------------------------------------------
George Dao Dao                            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Alejandro Andres H.                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Francis Carolina Maldonado Gonzalez       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Leonardo George Bastardo                  200    *               200          0            0
-----------------------------------------------------------------------------------------------
Elba Elena Diaz Acero                     200    *               200          0            0
-----------------------------------------------------------------------------------------------
Roberto Carlos Diaz                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Silio Antonio Manzanero Lariva            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Eduardo Jose Crespo                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Josueismael Gomez                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Eduardo Palomar Lopez                     200    *               200          0            0
-----------------------------------------------------------------------------------------------
Miguel Enrique Ravelo Vouteris            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Ibain Gregorio Lopez Artiaga              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Gabriel Antonio Caraballo Soto            200    *               200          0            0
-----------------------------------------------------------------------------------------------
Edgar Jose Maldonado Garcia               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Maria Particia Pichardo                   200    *               200          0            0
-----------------------------------------------------------------------------------------------
Rafael Angel Chavez                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Eric David Domingo Azaujo                 200    *               200          0            0
-----------------------------------------------------------------------------------------------
Maikel Lopez  Lopez                       200    *               200          0            0
-----------------------------------------------------------------------------------------------
Gustavo Heiten Aguylar                    200    *               200          0            0
-----------------------------------------------------------------------------------------------
Carlos Alfredo Ferreira Moron             200    *               200          0            0
-----------------------------------------------------------------------------------------------
Maria Josefa Cheda Saavedra               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Hermogenes Francisco Gil Suarez           200    *               200          0            0
-----------------------------------------------------------------------------------------------
William Rommel Montes Rojas               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Miguel Antonio Flores Vargas              200    *               200          0            0
-----------------------------------------------------------------------------------------------
Ruben Silva Boico                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Ersel Susar                               200    *               200          0            0
-----------------------------------------------------------------------------------------------
Jeriah D. Civlei                          200    *               200          0            0
-----------------------------------------------------------------------------------------------
John Tsai                                 700    *               700          0            0
-----------------------------------------------------------------------------------------------
Guillermo Guevara                         200    *               200          0            0
-----------------------------------------------------------------------------------------------
Elizabeth Hudson                          200    *               200          0            0
-----------------------------------------------------------------------------------------------
Aaron Tsai                              4,360    *             4,360          0            0
-----------------------------------------------------------------------------------------------
Maria Stalteri                         10,000    *            10,000          0            0
-----------------------------------------------------------------------------------------------
Claire Laise                           20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Nick Giorgio                           20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Cathy Giorgio                          20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Giovanni Giorgio                       20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Pina Giorgio                           20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Ashley Highton                         30,000    *            30,000          0            0
-----------------------------------------------------------------------------------------------
Marco DiCarlo                          40,000    *            40,000          0            0
-----------------------------------------------------------------------------------------------
Aaron Duguay                           30,000    *            30,000          0            0
-----------------------------------------------------------------------------------------------
Tony Cardile                            2,000    *             2,000          0            0
-----------------------------------------------------------------------------------------------
Zeki Susar                             40,000    *            40,000          0            0
-----------------------------------------------------------------------------------------------
Tony Campoli                            8,000    *             8,000          0            0
-----------------------------------------------------------------------------------------------
Carm Chirenza                          10,000    *            10,000          0            0
-----------------------------------------------------------------------------------------------
Josie Marciello                        20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Andrew Kim                             20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Vittoria Amendola                      27,200    *            27,200          0            0
-----------------------------------------------------------------------------------------------
Al Palleschi                           30,000    *            30,000          0            0
-----------------------------------------------------------------------------------------------
Rob Cianfarini                         12,000    *            12,000          0            0
-----------------------------------------------------------------------------------------------
Tom Scaramuzzo                         20,000    *            20,000          0            0
-----------------------------------------------------------------------------------------------
Mary Perinetti                         25,000    *            25,000          0            0
-----------------------------------------------------------------------------------------------
Mike Lorenza                           27,800    *            27,800          0            0
-----------------------------------------------------------------------------------------------
Mike Zappa                              3,000    *             3,000          0            0
-----------------------------------------------------------------------------------------------
Andrea Cosentino                       12,000    *            12,000          0            0
-----------------------------------------------------------------------------------------------
Frank Napoleone                         6,600    *             6,600          0            0
-----------------------------------------------------------------------------------------------
Domenic Monardo                         5,600    *             5,600          0            0
-----------------------------------------------------------------------------------------------
Domenic Galloro                         2,700    *             2,700          0            0
-----------------------------------------------------------------------------------------------
Vito Monardo                            4,100    *             4,100          0            0
-----------------------------------------------------------------------------------------------
Gino Panarese                          14,000    *            14,000          0            0
-----------------------------------------------------------------------------------------------

* Less than 1%.

(1) Assuming all shares registered are sold.

     Following selling stockholders have served as our Directors in the past:
Aaron Tsai, Charles S. Roberson, David E. Carra, April K. Carlisle,
Rich Hemmer, Stephen Lee, Ersel Susar, Jeriah D. Civlei, John Tsai,
Guillermo Guevara and Elizabeth Hudson.

                                LEGAL PROCEEDINGS

     The Company is not a party to any legal proceedings.


                                  LEGAL MATTERS

     Charlotte M. Liebig, Attorney-At-Law has acted as our counsel in connection with this offering, including the validity of the issuance of the shares offered under this prospectus.


                                     EXPERTS

     The financial statements of Dimgroup Inc. at December 31, 1999 appearing in this Prospectus and Registration Statement have been audited by Stark Tinter & Associates, LLC, independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.


     The financial statements of MAS Acquisition VII Corp. at March 31, 1999 appearing in this Prospectus and Registration Statement have been audited by Tubbs & Bartnick, P.A., independent auditors, as stated in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON
                     ACCOUNTING AND FINANCIAL DISCLOSURE.

     On March 6, 2000, we changed accountants from Tubbs & Bartnick, P.A. to Stark Tinter & Associates, LLC. Tubbs & Bartnick, P.A. declined to stand for re-election, as a result of one of its shareholders becoming a member of Stark Tinter & Associates, LLC. The decision to change accountants was approved by our Board of Directors.

                        ADDITIONAL INFORMATION

     We filed a registration statement with the SEC on Form SB-2 relating to the shares offered in this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and the shares we are offering in this prospectus, refer to the registration statement and its exhibits. The statements we make in this prospectus regarding the content of any contract or other document are necessarily not complete, and you may examine the copy of the contract or other document that we filed as an exhibit to the registration statement. All our statements about those contracts or other documents are qualified in their entirety by referring you to the exhibits to the registration statement.

     After the effective date of this offering, we intend to furnish to our stockholders annual reports containing audited financial statements and interim reports. We currently file annual and quarterly reports and other information with the SEC. Such reports and other information can be inspected and copied at the public reference facility of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials can be obtained by mail from the Public Reference Section of the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, we are required to file electronic versions of these documents with the SEC through the SEC's Electronic Data Gathering, Analysis and Retrieval ("EDGAR") system. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                  INDEX TO FINANCIAL STATEMENTS

                                                                Page
                Consolidated Balance Sheet as of March 31, 2000
                   (Unaudited)                                  F-1
                Consolidated Statements of Operations, For the
                   Three Months Ended March 31, 2000 and
                   the Period From Inception (April 23, 1999)
                   to March 31, 2000 (Unaudited)                F-2
                Consolidated Statement of Changes of
                   Stockholders' Deficit, For the Period From
                   Inception (April 23, 1999) to March 31, 2000
                   (Unaudited)                                  F-3
                Consolidated Statements of Cash Flows, For the
                   Three Months Ended March 31, 2000 and
                   the Period From Inception (April 23, 1999)
                   to March 31, 2000 (Unaudited)                F-4
                Notes to Financial Statements as of
                   March 31, 2000 (Unaudited)                   F-5

                Report of Stark Tinter & Associates, LLC        F-6
                Consolidated Balance Sheet as of December 31,
                   1999                                         F-7
                Consolidated Statement of Operations, For the
                   the Period From Inception (April 23, 1999)
                   to December 31, 1999                         F-8
                Consolidated Statement of Changes in
                   Stockholders' Deficit, For the Period From
                   Inception (April 23, 1999) to December 31,
                   1999                                         F-9
                Consolidated Statement of Cash Flows, For the
                   Period From Inception (April 23, 1999)
                   to December 31, 1999                         F-10
		Notes to Financial Statements as of
                   December 31, 1999                            F-11


                Report of Tubbs & Bartnick, P.A.                F-12
                Balance Sheet as of March 31, 1999              F-13
                Statements of Operations, For the
                   Years Ended March 31, 1998 and 1999 and
                   the Period From Inception (October 7, 1996)
                   to March 31, 1999                            F-14
                Statement of Changes in Stockholders' Equity
                   For the Period From Inception (October 7,
                   1996) through March 31, 1999                 F-15
                Statements of Cash Flows, For the
                   Years Ended March 31, 1998 and 1999, and
                   the Period From Inception (October 7, 1996)
                   to March 31, 1999                            F-16
		Notes to Financial Statements as of
                   March 31, 1999                               F-17

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                          CONSOLIDATED BALANCE SHEET
                                MARCH 31,2000
                                 (UNAUDITED)

                   ASSETS

CURRENT ASSETS
  Cash                                               $   73,937
                                                     ----------
      Total current assets                               73,937
                                                     ----------

PROPERTY AND EQUIPMENT, NET                               1,915
                                                     ----------

                                                     $   75,852
                                                     ==========

      LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
  Accounts payable and accrued expenses              $   14,845
  Loans payable                                         124,430
  Loans payable - officers                                6,289
                                                     ----------
      Total current liabilities                         145,564
                                                     ----------

LONG-TERM LIABILITIES
  Note payable                                           90,300


STOCKHOLDERS (DEFICIT)
  Preferred stock, $.001 par value, 20,000,000
   shares authorized, none issued and outstanding             -
  Common stock, $.001 par value, 80,000,000
   shares authorized, 17,039,600 shares
   issued and outstanding                                 6,413
  Deficit accumulated during the development stage     (163,256)
  Accumulated other comprehensive income:
    Currency translation adjustment                      (3,169)
                                                     ----------
      Total stockholders' (deficit)                    (160,012)
                                                     ----------

                                                     $   75,852
                                                     ==========

        Read the accompanying notes to the Financial statements.

                               DIMGROUP.COM INC.
                        (A DEVELOPMENT STAGE COMPANY)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     THREE MONTHS ENDED MARCH 31, 2000 AND
          THE PERIOD FROM INCEPTION (APRIL 23, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                         Three Months
                                            Ended          Inception to
                                        March 31, 2000    March 31, 2000
                                        --------------    --------------
OPERATING COSTS AND EXPENSES
   General and administrative            $    26,653       $   152,651
   Depreciation and amortization                 171               740
                                         -----------       -----------
                                              26,824           153,391
OTHER EXPENSES
   Interest expense                            5,500             9,865
                                         -----------       -----------

NET (LOSS)                                   (32,324)         (163,256)

Other comprehensive income:
  Foreign currency
   translation adjustment                     (3,125)           (3,169)
                                         -----------       -----------

COMPREHENSIVE (LOSS)                     $   (35,449)      $  (166,425)

Per share information
 (basic and fully diluted)

Weighted average common
 shares outstanding                       17,039,600        17,039,600
                                         ===========       ===========

(Loss) per share                         $     (0.00)      $     (0.01)
                                         ===========       ===========

        Read the accompanying notes to the financial statements.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
          CONSOLIDATED STATEMENT OF CHANGES OF STOCKHOLDERS' (DEFICIT)
            PERIOD FROM INCEPTION (APRIL 23, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                                                             Deficit
                                                                           Accumulated
                                                              Additional   During the    Currency
                                           Common Stock         Paid in    Development  Translation
                                      	Shares       Amount      Capital       Stage     Adjustment     Total
                                       ------       ------      -------       -----     ----------     -----

Shares issued at inception for cash  15,335,640  $       100  $         -  $         - 	$         -  $       100

Cash capital contributions
 by shareholders                                                    2,500                                  2,500
Non cash capital contributions
 by shareholders                                                    3,774                                  3,774
Reclassification of paid in capital                    6,274       (6,274)                                     -
Acquisition of the net assets of
 MAS Acquisition Corp. VII           1,703,960            39                                                  39
Currency translation adjustment                                                                (44)         (44)
Net (loss) for the period                    -             -            -     (130,932)           -     (130,932)
                                     ----------  -----------  -----------  -----------  -----------  -----------

Balance December 31, 1999            17,039,600        6,413            -     (130,932)         (44)    (124,563)

Currency translation adjustment                                                              (3,125)      (3,125)
Net (loss) for the period                     -            -            -      (32,324)           -      (32,324)
                                     ----------  -----------  -----------  -----------  -----------  -----------

Balance March 31, 2000               17,039,600  $     6,413  $         -  $  (163,256) $    (3,169) $  (160,012)
                                     ==========  ===========  ===========  ===========  ===========  ===========

        Read the accompanying notes to the financial statements.

                               DIMGROUP.COM INC.
                        (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                    THREE MONTHS ENDED MARCH 31, 2000 AND
        THE PERIOD FROM INCEPTION (APRIL 23, 1999) TO MARCH 31, 2000
                                  (UNAUDITED)

                                             Three Months
                                                 Ended       Inception to
                                            March 31, 2000  March 31, 2000
                                            --------------  --------------
Cash flow from operations
  Net cash (used in) operating activities    $    (29,778)   $    (59,382)

Cash flows from investing activities:
  Net cash (used in) investing activities               -               -
                                             ------------    ------------

Cash flows from financing activities:
  Proceeds from loans payable                      81,430         129,430
  Repayment of loans payable                            -          (5,000)
  Proceeds from loans payable - officers                -           9,722
  Repayment of loans payable - officers                 -          (3,433)
  Common stock issued for cash                          -             100
  Capital contributions                                 -           2,500
                                             ------------    ------------
  Net cash provided by financing activities        81,430         133,319
                                             ------------    ------------

Increase in cash                                   51,652          73,937

Cash -  beginning of period                        22,285               -
                                             ------------    ------------

Cash - end of period                         $     73,937    $     73,937
                                             ============    ============

        Read the accompanying notes to the financial statements.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (UNAUDITED)

NOTE 1. BASIS OF PESENTATION AND ORGANIZATION

Basis of Presentation

The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. They do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting only of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for the periods presented are not necessarily indicative of the results to be expected for the full year. For further information, refer to the financial statements of the Company as of December 31, 1999.

Organization

The Company was incorporated under the laws of the State of Nevada on April 23, 1999 and is in the development stage. The Company intends to operate as a web-based provider of financial information.

During August, 1999 the Company completed a reorganization with MAS Acquisition Corp. VII (MAS) an Indiana corporation, whose assets consisted of intangibles of $39. In conjunction therewith, MAS issued 15,335,640 shares of its restricted common stock for all of the issued and outstanding common shares of the Company. This reorganization will be accounted for as though it were a recapitalization of the Company and sale by the Company of 1,703,960 shares of common stock in exchange for the net assets of MAS. During February, 2000 MAS filed Articles of Merger changing its name to Dimgroup.com, Inc.

NOTE 2. STOCKHOLDERS' EQUITY

During February 2000 the Company effected a two for one forward stock split. All share and per share amounts have been restated to give effect to this split.

Net (loss) per share: The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented common stock equivalents were not considered as their effect would be anti dilutive.


NOTE 3. LOANS PAYABLE

Loans payable

During the period from July through December, 1999 certain entities made advances to the Company aggregating $48,000 of which $5,000 has been repaid. In addition, during the period from January through March, 2000 an additional $81,430 was advanced. The advances bear interest at 10% per annum, are unsecured and are payable on demand.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 2000
                                   (UNAUDITED)

Long-term debt

  Note payable, due in August 2001, with interest
  Imputed at 10% per annum, unsecured (see Note 5)  $   90,300
                                                    ==========

NOTE 4.  INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company currently has net operating loss carryforwards aggregating approximately $160,000 which expire in 2019 and 2020. The deferred tax asset related to this carryforward has been fully reserved.

NOTE 5. COMMITTMENTS

The Company has agreed to pay MAS Financial Corp. ("MFC"), an entity previously related to MAS, a consulting fee consisting of cash aggregating $5,000 and a non-interest bearing note in the amount of $100,000 (see Note 3) due on August 10, 2001. In addition, the Company agreed to pay to MFC an additional $30,000 upon the occurrence of certain future specified events.

During April, 2000 MFC agreed to forgive the note in the amount of $100,000 due from the Company.

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors and Shareholders:
Dimgroup.com Inc.


We have audited the consolidated balance sheet of Dimgroup.com Inc. (A Development Stage Company) as of December 31, 1999 and the related consolidated statements of operations, changes in stockholders' deficit and cash flows for the period from inception (April 23, 1999) to December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Dimgroup.com, Inc. (A Development Stage Company) as of December 31, 1999, and the results of its operations and its cash flows for the period from inception (April 23, 1999) to December 31, 1999, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 the Company has been in the development stage since inception. Realization of the Company's assets is dependent upon the Company's ability to meet its future financing requirements, and the success of future operations. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classifications of liabilities that might be necessary in the event that the Company cannot continue in existence.


/s/ STARK TINTER & ASSOCIATES, LLC
STARK TINTER & ASSOCIATES, LLC
Certified Public Accountants

Denver, Colorado
March 28, 2000

                              DIMGROUP.COM INC.
                       (A DEVELOPMENT STAGE COMPANY)
                        CONSOLIDATED BALANCE SHEET
                          AS OF DECEMBER 31, 1999

                         ASSETS

CURRENT ASSETS
  Cash                                                $  22,285

      Total current assets                               22,285


PROPERTY AND EQUIPMENT, NET                               2,065


OTHER ASSETS                                                 21

                                                     $   24,371


         LIABILITIES AND STOCKHOLDERS' (DEFICIT)

CURRENT LIABILITIES
  Accounts payable and accrued expenses              $    9,345
  Loans payable                                          43,000
  Loans payable - officers                                6,289

      Total current liabilities                          58,634


LONG-TERM LIABILITIES
  Note payable                                           90,300

STOCKHOLDERS (DEFICIT)
  Preferred stock, $.001 par value, 20,000,000
   shares authorized, none issued and outstanding             -
  Common stock, $.001 par value, 80,000,000
   shares authorized, 17,039,600 shares
   issued and outstanding                                 6,413
  Deficit accumulated during the development stage     (130,932)
  Accumulated other comprehensive income:
    Currency translation adjustment                         (44)

       Total stockholders' (deficit)                   (124,563)


                                                     $   24,371


Read the accompanying notes to the Financial statements.

                               DIMGROUP.COM INC.
                       (A DEVELOPMENT STAGE COMPANY)
                    CONSOLIDATED STATEMENT OF OPERATIONS
         PERIOD FROM INCEPTION (APRIL 23, 1999) TO DECEMBER 31, 1999


OPERATING COSTS AND EXPENSES
   General and administrative                         $  125,998
   Depreciation and amortization                             569

                                                         126,567

OTHER EXPENSES
   Interest expense                                        4,365


NET (LOSS)                                              (130,932)


Other comprehensive income:
  Foreign currency translation adjustment                    (44)


COMPREHENSIVE (LOSS)                                  $ (130,976)


PER SHARE INFORMATION (basic and fully diluted)

Weighted average common shares outstanding            17,039,600


(Loss) per share                                      $    (0.02)


Read the accompanying notes to the financial statements.

                              DIMGROUP.COM INC.
                      (A DEVELOPMENT STAGE COMPANY)
       CONSOLIDATED STATEMENT OF CHANGES OF STOCKHOLDERS' (DEFICIT) PERIOD FROM INCEPTION (APRIL 23, 1999) TO DECEMBER 31, 1999

                                                                                               Deficit
                                                                                             Accumulated
                                                                                 Additional  During  the   Currency
                                                               Common Stock        Paid in   Development  Translation
                                                            Shares	     Amount     Capital       Stage    Adjustment  Total
Shares issued at inception for cash                       15,335,640  $      100  $        -  $        -  $        -  $      100

Cash capital contributions by shareholders                                             2,500                               2,500
Non cash capital contributions by shareholders                                         3,774                               3,774
Reclassification of paid in capital                                        6,274      (6,274)                                  -
Acquisition of the net assets of MAS Acquisition Corp. VII 1,703,960          39                                              39
Currency translation adjustment                                                                                  (44)        (44)
Net (loss) for the period                                          -           -           -    (130,932)          -    (130,932)


BALANCE - DECEMBER 31, 1999                               17,039,600  $    6,413  $        -  $ (130,932) $      (44) $ (124,563)

Read the accompanying notes to the financial statements

                                DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
           PERIOD FROM INCEPTION (APRIL 23, 1999) TO DECEMBER 31, 1999

Net (loss)                                            $ (130,932)
  Adjustments to reconcile net (loss) to net
   cash (used in) operating activities:
   Depreciation and amortization                             569
   Operating expenses contributed to capital               1,158
   Consulting fees paid with long-term note payable       90,300
   Exchange rate fluctuations                                (44)
Changes in assets and liabilities:
    Increase in accounts payable and accrued expenses      9,345
       Total adjustments                                 101,328
  Net cash (used in) operating activities                (29,604)

Cash flows from investing activities:
  Net cash (used in) investing activities                      -

Cash flows from financing activities:
  Proceeds from loans payable                             48,000
  Repayment of loans payable                              (5,000)
  Proceeds from loans payable - officers                   9,722
  Repayment of loans payable - officers                   (3,433)
  Common stock issued for cash                               100
  Capital contributions                                    2,500
  Net cash provided by financing activities               51,889

Increase in cash                                          22,285

Cash -  beginning of period                                    -

CASH - END OF PERIOD                                  $   22,285


Supplemental cash flow information:
   Cash paid for interest                             $       20
   Cash paid for income taxes                         $        -


Non cash investing and financing activities:
   Furniture and equipment contributed to capital     $    2,616


Read the accompanying notes to the financial statements.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

NOTE 1. NATURE OF BUSINESS AND BASIS OF PRESENTATION

Organization

The Company was incorporated under the laws of the State of Nevada on April 23, 1999 and is in the development stage. The Company intends to operate as a web -based provider of financial information.

During August, 1999 the Company completed a reorganization with MAS Acquisition Corp. VII (MAS) an Indiana corporation, whose assets consisted of intangibles of $39. In conjunction therewith, MAS issued 15,335,640 shares of its restricted common stock for all of the issued and outstanding common shares of the Company. This reorganization will be accounted for as though it were a recapitalization of the Company and sale by the Company of 1,703,960 shares of common stock in exchange for the net assets of MAS. During February, 2000 MAS filed Articles of Merger changing its name to Dimgroup.com, Inc.

Basis of Presentation

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern which contemplates the recoverability of assets and the satisfaction of liabilities in the normal course of business. As noted above, the Company is in the development stage and, accordingly, has yet not generated substantial revenues from operations. Since its inception, the Company has been substantially engaged in bringing its product and services to a state of technical feasibility and commercial viability, incurring substantial costs and expenses. As a result, the Company incurred a net loss during the period from inception to December 31, 1999 of $130,932. In addition, the Company's current liabilities exceed its current assets by $36,349. The Company's development activities since inception have been financially sustained by a combination of contributions from the founders and debt. The ability of the Company to continue as a going concern is dependent upon its ability to raise additional capital from the sale of common stock and, ultimately, the achievement of operating revenues. The accompanying financial statements do not include any adjustments that might be required should the Company be unable to recover the value of its assets or satisfy its liabilities.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue when its products are delivered or services are provided.

Property and Equipment

Property and equipment are depreciated or amortized using the straight-line method over the following estimated useful lives:

   Furniture and office equipment	3 - 5 years

Effective in 1998, the Company adopted Statement of Position (SOP) 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use", which requires that certain costs for the development of internal use software should be capitalized, including the costs of coding, software configuration, upgrades and enhancements. The adoption of this pronouncement did not have a material effect on the Company's financial results.

Advertising costs

The Company expenses all costs of advertising as incurred.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

Product development costs

The web site will comprise multiple features and offerings that are currently under development, and it is anticipated that the offerings will require future development and refinement. In connection with the development of its products, the Company will incur external costs for hardware, software, and consulting services, and internal costs for payroll and related expenses of its technology employees directly involved in the development. All hardware costs will be capitalized. Purchased software costs will be capitalized in accordance with Statement of Position 98-1 Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. All other costs will be reviewed for determination of whether capitalization or expense as product development cost is appropriate.

Fair value of financial instruments

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 1999. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values. These financial instruments include cash, accounts payable and accrued expenses and loans payable. Fair values were assumed to approximate carrying values for these financial instruments because they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand. The fair value of the Company's long-term debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates available to the Company for debt of the same remaining maturity.

Impairment of long lived assets

Long lived assets and certain identifiable intangibles held and used by the Company are reviewed for possible impairment whenever events or circumstances indicate the carrying amount of an asset may not be recoverable or is impaired.

Comprehensive income

The Company follows Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in the financial statements.

Segment Reporting

The Company follows Statement of Financial Accounting Standards No. 130, "Disclosures About Segments of an Enterprise and Related Information." The Company operates as a single segment and will evaluate additional segment disclosure requirements as it expands its operations.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

Foreign currency translation

The local currency (Canadian Dollar) is the functional currency for the Company's operations. Assets and liabilities are translated using the exchange rate in effect at the balance sheet date. Income and expenses are translated at the average exchange rate for the year. Translation adjustments are reported as a separate component of stockholders' equity.

Income taxes

The Company follows Statement of Financial Accounting Standard No. 109, "Accounting for Income Taxes" ("SFAS No. 109") for recording the provision for income taxes. Deferred tax assets and liabilities are computed based upon the difference between the financial statement and income tax basis of assets and liabilities using the enacted marginal tax rate applicable when the related asset or liability is expected to be realized or settled. Deferred income tax expenses or benefits are based on the changes in the asset or liability each period. If available evidence suggests that it is more likely than not that some portion or all of the deferred tax assets will not be realized, a valuation allowance is required to reduce the deferred tax assets to the amount that is more likely than not to be realized. Future changes in such valuation allowance are included in the provision for deferred income taxes in the period of change.

Net (Loss) per Common Share

The Company calculates net income (loss) per share as required by SFAS No. 128, "Earnings per Share." Basic earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares outstanding for the period. Diluted earnings (loss) per share is calculated by dividing net income (loss) by the weighted average number of common shares and dilutive common stock equivalents outstanding. During the periods presented common stock equivalents were not considered as their effect would be anti dilutive.

Recent Pronouncements

The FASB recently issued Statement No 137, "Accounting for Derivative Instruments and Hedging Activities-Deferral of Effective Date of FASB Statement No. 133". The Statement defers for one year the effective date of FASB Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities". The rule now will apply to all fiscal quarters of all fiscal years beginning after June 15, 2000. In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Statement permits early adoption as of the beginning of any fiscal quarter after its issuance. The Statement will require the Company to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives will either be offset against the change in fair value of the hedged assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Company has not yet determined if it will early-adopt and what the effect of SFAS No. 133 will be on the earnings and financial position of the Company.

                               DIMGROUP.COM INC.
                         (A DEVELOPMENT STAGE COMPANY)
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1999

NOTE 3 - PROPERTY AND EQUIPMENT

Property and equipment consists of the following:

	Furniture and office equipment	$       2,616
	Less: accumulated depreciation            551

                                        $       2,065

Depreciation expense was $551 for the period ended December 31, 1999.

NOTE 4 - LOANS PAYABLE AND LONG-TERM DEBT

Loans payable

During the period from July through December, 1999 certain entities made advances to the Company aggregating $48,000 of which $5,000 has been repaid. The advances bear interest at 10% per annum, are unsecured and are payable on demand.

Long-term debt

  Note payable, due in August 2001, with interest
  Imputed at 10% per annum, unsecured (see Note 8)	$   90,300

NOTE 5 - STOCKHOLDERS' (DEFICIT)

At inception the Company issued 15,335,640 shares of its $.001 par value stock to officers and directors for cash aggregating $100.

During February 2000 the Company effected a two for one forward stock split. All shares and per share amounts have been restated to give effect to this split.

NOTE 6 - RELATED PARTY TRANSACTIONS

The shareholders of the Company contributed the following to the capital of the Company.

	Furniture and office equipment	$      2,616
	Payment of operating expenses          1,158
	Cash                                   2,500
                                        $      6,274

During the period from July through December shareholders of the Company made non-interest bearing advances aggregating $9,722 of which $3,433 have been repaid.

NOTE 7 - INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classification of assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse.

The Company currently has net operating loss carryforwards aggregating approximately $130,000 which expire in 2019. The deferred tax asset related to this carryforward has been fully reserved.

NOTE 8 - COMMITTMENTS

Operating leases

During September, 1999 the Company entered into a one year lease for office facilities at a monthly rental of $902.

Other

The Company has agreed to pay MAS Financial Corp. ("MFC"), an entity previously related to MAS, a consulting fee consisting of cash aggregating $5,000 and a non-interest bearing note in the amount of $100,000 (see Note 4) due on August 10, 2001. In addition, the Company agreed to pay to MFC an additional $30,000 upon the occurrence of certain future specified events.

TUBBS & BARTNICK, P.A.
----------------------------
CERTIFIED PUBLIC ACCOUNTANTS


                     REPORT OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
MAS Acquisition VII Corp.

We have audited the accompanying balance sheet of MAS Acquisition VII Corp. (a development stage Company) as of March 31, 1999, and the related statements of operations, changes in stockholders' equity, and cash flows for each of the years ended March 31, 1998 and 1999, and the period from October 7, 1996 (date of inception) to March 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of MAS Acquisition VII Corp. (a development stage Company) as of March 31, 1999, and the results of its operations, and its cash flows for each of the years ended March 31, 1998 and 1999, and the period from October 7, 1996 (date of inception) to March 31, 1999 in conformity with generally accepted accounting principles.



                                 /s/ Tubbs & Bartnick, P.A.
                                 Tubbs & Bartnick, P.A.
                                 Certified Public Accountants


Boca Raton, Florida
April 18, 1999

      2300 GLADES ROAD, SUITE 415E, BOCA RATON, FL  33431,
          TEL (561) 361-0330, FAX (561) 368-7720
         (Member - AICPA Division for CPA Firms)

               MAS Acquisition VII Corp.
             (A Development Stage Company)
                     Balance Sheet
                  As of March 31, 1999


                        Assets

Current assets:
  Total current assets                                       $   -

Other assets:
  Organization costs net of amortization of $45                    45
                                                              -------
     Total assets                                            $     45
                                                              =======
          Liabilities and Stockholders' Equity

Current liabilities:
  Total current liabilities                                  $    -

Stockholders' equity:
Preferred stock, $.001 par value
   20,000,000 shares authorized,
   none issued or outstanding                                     -
Common stock, $.001 par value,
   80,000,000 shares authorized,
   8,519,800 shares issued and
   outstanding                                                    111
   Deficit accumulated during the
    development stage                                             (66)
                                                              -------
     Total liabilities and stockholders' equity              $     45
                                                              =======





     Read the accompanying notes to the financial statements.

                      MAS Acquisition VII Corp.
                   (A Development Stage Company)
                     Statements of Operations
          For the Years Ended March 31, 1998 and 1999 and
   the Period From Inception (October 7, 1996) to March 31, 1999


                                      Year         Year        Inception
                                      Ended        Ended           to
                                     March 31,    March 31,     March 31,
                                       1998         1999          1999

Revenue                             $    -       $    -       $    -

Costs and expenses:
 General and Administrative                 18          30           66

   Net (loss)                       $      (18)  $     (30)   $     (66)

Per share information:

 Weighted average number
 of common shares
 outstanding                        8,508,250    8,514,025    8,512,100

 Basic (loss) per share             $   (.00)    $   (.00)    $    (.00)



Read the accompanying notes to the financial statements.

                       MAS Acquisition VII Corp.
                    (A Development Stage Company)
             Statement of Changes in Stockholders' Equity
       For the Period From (Inception) October 7, 1996, through
                           March 31, 1999

                                                    Deficit Accumulated
                                                         During the
                                Common Stock         Development Stage   Total
                              ----------------      -------------------- -----
                              Shares    Amount
                              ------    ------
Shares issued at inception
 for organization costs
 aggregating $90            8,500,000   $     90       $    -        $      90
Shares issued for
 services at $.001
 per share during
 January, 1997                    500          1                             1
Gift shares issued
 during March, 1997 at
 $.001 per share                7,750          8                             8
Net (loss) for the period        -          -                (18)          (18)
                            ---------    -------        --------      --------
Balance March 31, 1997      8,508,250         99             (18)           81
Net (loss) for the year          -          -                (18)          (18)
                            ---------    -------        --------      --------
Balance March 31, 1998      8,508,250         99             (36)           63
Shares issued for
 services at $.001
 per share during
 September, 1998                  750          1                             1
Gift shares issued
 during September, 1998 at
 $.001 per share               10,800         11                            11
Net (loss) for the year          -          -                (30)          (30)
                            ---------    -------        --------      --------
Balance March 31, 1999      8,519,800   $    111       $     (66)    $      45
                            =========    =======        ========      ========




Read the accompanying notes to the financial statements.

 MAS Acquisition VII Corp.
(A Development Stage Company)
Statements of Cash Flows
For the Years Ended March 31, 1998 and 1999, and the Period From Inception (October 7, 1996) to March 31, 1999

                                        Year         Year        Inception
                                        Ended        Ended           to
                                       March 31,    March 31,     March 31,
                                        1998         1999           1999
                                      -----------  -----------  -----------
Cash Flows From Operating Activities:
  Net (loss)                          $      (18)  $      (30)  $      (66)
Adjustments to reconcile net (loss)
 to net cash provided by (used in)
 operating activities:
  Amortization                                18           18           45
  Issuance of common stock for services                     1            2
  Gift shares issued                        -              11           19
                                       ---------    ---------    ---------
Net cash provided by (used in)
  operations                                -            -            -
                                       ---------    ---------    ---------
Cash flows from investing activities:
Net cash provided by (used in)
  investing activities                      -            -            -
                                       ---------    ---------    ---------
Cash flows from financing activities:
Net cash provided by (used in)
  financing activities                      -            -            -
                                       ---------    ---------    ---------
Net increase (decrease) in cash and
  cash equivalents                          -            -            -
                                       ---------    ---------    ---------
Beginning cash and cash equivalents         -            -            -
                                       ---------    ---------    ---------
Ending cash and cash equivalents      $     -      $     -      $     -
                                       =========    =========    =========

Supplemental disclosure of cash flow information:

 Cash paid for: Income taxes          $     -      $     -      $     -
                Interest              $     -      $     -      $     -

Supplemental schedule of non-cash investing and financing  activities:

 Common shares issued for organization
  costs                               $     -      $     -      $      90



Read the accompanying notes to the financial statements.

               MAS Acquisition VII Corp.
             (A Development Stage Company)
             Notes to Financial Statements
                 As of March 31, 1999

Note 1. SIGNIFICANT ACCOUNTING POLICIES

A. Organization

The Company was incorporated on October 7, 1996, in the State of Indiana. The Company is in the development stage and its intent is to locate suitable business ventures to acquire. The Company has had no significant business activity to date and has chosen March 31, as a year end.

B. Cash and cash equivalents

Cash and cash equivalents consist of cash and other highly liquid debt instruments with an original maturity of less than three months.

C. Intangible assets

The cost of intangible assets is amortized using the straight line method over the estimated useful economic life (five years for organization costs). They are stated at cost less accumulated amortization. The Company reviews for the impairment of long-lived assets and certain identifiable intangibles whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable. An impairment loss would be recognized when estimated future cash flows expected to result from the use of the asset and its eventual disposition is less than its carrying amount. No such impairment losses have been identified in the periods presented.

D. Net loss per share

Basic loss per share is computed by dividing the net loss for the period by the weighted average number of common shares outstanding for the period.

E. Use of estimates

The preparation of the Company's financial statements requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates.

               MAS Acquisition VII Corp.
           (A Development Stage Company)
           Notes to Financial Statements
               As of March 31, 1998
                   (Continued)

Note 2. STOCKHOLDERS' EQUITY

At inception the Company issued 8,500,000 shares of its $.001 par value common stock to an officer as reimbursement of organization costs paid by the officer. Fair value used for this transaction of $90 is based upon the actual cost of incorporation.

During January, 1997 the Company issued 500 shares of its $.001 par value common stock to directors as compensation valued at $1.

During March, 1997 the Company issued 7,750 shares of its common stock to foreign citizens as a gift with an aggregate fair value of $8.

During September, 1998 the Company issued 750 shares of its $.001 par value common stock to directors as compensation valued at $1.

During September, 1998 the Company issued 10,800 shares of its common stock to foreign citizens as a gift with an aggregate fair value of $11.

Note 3. INCOME TAXES

Deferred income taxes may arise from temporary differences resulting from income and expense items reported for financial accounting and tax purposes in different periods. Deferred taxes are classified as current or non-current, depending on the classifications of the assets and liabilities to which they relate. Deferred taxes arising from temporary differences that are not related to an asset or liability are classified as current or non-current depending on the periods in which the temporary differences are expected to reverse. The deferred tax asset related to the operating loss carryforward has been fully reserved.

The Company's net operating loss carryforwards expire in 2011 through 2013.

ITEM 27. EXHIBITS


EXHIBIT         DESCRIPTION OF EXHIBIT
-------         --------------------------------------------------------
   2.1          Stock Exchange Agreement (**)

   3.1          Articles of incorporation (*)

   3.2          By-laws (*)

   3.3          Articles of Merger (**)

   5.1          Opinion Regarding Legality

  23.1          Consent of Counsel

  23.2          Consent of Stark Tinter & Associates, LLC, Certified
                Public Accountants

  23.3          Consent of Tubbs & Bartnick, P.A., Certified Public
                Accountants

  27            Financial Data Schedule
------------------------------------------------------------------------

(*) Incorporated by reference to exhibits of our Registration Statement on Form 10-SB/A filed on August 3, 1999.

(**) Incorporated by reference to exhibits of our Current Report on Form 8-K/A filed on November 8, 1999.

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to provisions described in Item 14, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification by the registrant against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against pubic policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
(4) or 497 (h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Toronto, Province of Ontario.

                            DIMGROUP.COM INC.

Date: May 19, 2000          By: /s/ Marc Cianfarani
                            __________________________________
                            Marc Cianfarani
                            Chairman of the Board, President
                            and Chief Executive Officer


     In accordance with the requirements of the Securities Act of 1933, the registration statement was signed by the following persons in the capacities and on the dates stated.


Signature               Title                                   Date
---------------------   ------------------------------------    ---------

/s/ Marc Cianfarani     Chairman of the Board, President and
---------------------   Chief Executive Officer                 May 19, 2000
Marc Cianfarani

/s/ Nick Montesano      Chief Operating Officer and Director    May 19, 2000
---------------------
Nick Montesano

/s/ Berto Napoleone     Executive Vice-President and Director   May 19,2000
---------------------
Berto Napoleone


EXHIBIT 5.1

                       OPINION REGARDING LEGALITY

1. Dimgroup.com, Inc., formerly known as MAS Acquisition VII Corp. is a corporation validly existing and in good standing under the laws of the State of Indiana, and has full corporate power to own and hold its respective properties and carry on its respective business as now conducted.

2. This opinion is given in connection with the registration with the Securities and Exchange Commission (SEC) of the one million, two hundred thirty-nine thousand, six hundred (1,239,600) shares of common stock of the corporation for the proposed resale by the corporation's existing shareholders.

3. The authorized capital stock of Dimgroup.com, Inc. consists of eighty million (80,000,000) shares of common stock having a par value of $0.001 per share, and twenty million (20,000,000) shares of preferred stock having a par value of $0.001 per share.

4. There are seventeen million, thirty-nine thousand, six hundred (17,039,600) common shares are currently issued and outstanding. There are no preferred shares currently issued and outstanding. All of the outstanding shares of the Dimgroup.com., Inc. common stock are duly authorized, validly issed, and fully paid and non-assessable. There are no outstanding subscriptions, options, warrants, calls, rights, convertible securities or other agreements or commitments of any character relating to the capital stock of Dimgroup.com, Inc. Dimgroup.com, Inc. does not hold, directly or indirectly, any outstanding, equitable, legal or beneficial interests in any corporation or other entity.

5. There are no known legal, administrative, arbitration or other proceedings or governmental investigations against Dimgroup.com, Inc. which, if resolved unfavorably, would have a material adverse effect on Dimgroup.com, Inc.

EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated March 28, 2000 relating to the financial statements of Dimgroup.com Inc. as of December 31, 1999.

                                       /s/ Stark Tinter & Associates, LLC
                                           Stark Tinter & Associates, LLC
                                           Certified Public Accountants



May 23, 2000
Denver, Colorado

EXHIBIT 23.3

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form SB-2 of our report dated April 18, 1999 relating to the financial statements of MAS Acquisition VII Corp. as of March 31, 1999.

                                       /s/ Tubbs & Bartnick, P.A.
                                           Tubbs & Bartnick, P.A.
                                           Certified Public Accountants



May 23, 2000
Boca Raton, Florida

EXHIBIT 23.1

                              COSENT OF COUNSEL

The undersigned consents to the use of this letter in the corporation's Form SB-2 Registration Statement of Dimgroup.com, Inc. common shares.

Date: May 18, 2000
     -------------

/s/ Charlotte M. Liebig
-----------------------
Charlotte M. Liebig